SECURITIES AND EXCHANGE COMMISSION

                                              WASHINGTON, D.C. 20549


                                                   FORM 10-SB/A
                                                 (Amendment No. 1)

                                  GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                                              SMALL BUSINESS ISSUERS

                                          Under Section 12(b) or 12(g) of
                                        The Securities Exchange Act of 1934



                                              JRECK SUBS GROUP, INC.
                                   Name of Small Business Issuer in its charter)

          Colorado                                                84-1317674
(State or Other Jurisdiction                  (IRS Employer Identification No.)
of Incorporation or Organization)


2101 West State Road 434, Suite 100, Longwood, FL 32779 (Address of principal executive offices) (Zip Code)


                                                  (407) 682-6363
                                            (Issuer's Telephone Number)


Securities to be registered under Section 12(b) of the Act:

     Title of each class                        Name of Each Exchange on which
     to be so registered                      each class is to be registered

            None                                                 None


Securities to be registered pursuant to section 12(g) of the Act:

                                            Common Stock, no par value
                                                 (Title of Class)

                                                      PART I

Item 1.  Description of Business

Background

         In the summer of 1969 five school teachers from the Carthage, New York Central School System - named Jerry, Richard, Ellis, Charles and Keith - JRECK - commenced a business of preparing and serving submarine style sandwiches from an old school bus just outside of the main gate of Camp Drum. The business was incorporated in 1974 in the State of New York under the name JRECK Subs, Inc.

         In May, 1996 the Company concluded a reverse acquisition wherein all of its capital stock was acquired by Circa Media, Inc., a Colorado corporation formerly engaged in reproducing archival, public domain art and photographs in digital form. Circa Media, Inc. was incorporated on July 19, 1995, and changed its name to JRECK Subs Group, Inc. ("Company") on May 7, 1996. The former common shareholders of JRECK Subs, Inc. received 5,000,000 shares of Common Stock of the Company in the acquisition, or 56% of the outstanding shares, and the former Series A Preferred Stockholders of Jreck Subs, Inc. received 700,000 shares of Series A Preferred Stock.
The former business of Circa Media, Inc. was discontinued prior to May 1996.

         The Company consists of JRECK Subs Group, Inc. and its wholly-owned subsidiaries including JRECK
Subs, Inc., a New York corporation, Leovera, Inc. ("Leovera"), a Florida corporation, Admiral Subs of Washington,
Inc. ("ASWI"), a Washington corporation, Little King, Inc. ("Little King"), a Delaware corporation, Pastry Products
Producers, LLC, a New York limited liability company ("Pastry Products"), SBK Franchise Systems, Inc. ("Sobik's"), a Florida corporation, Li'l Dino Corporation ("Li'l Dino"), a North Carolina corporation, and Admiral's Fleet, Inc.
("AFI"), a Washington corporation and AFI's wholly-owned subsidiaries, Richey Enterprises, Inc. ("Georgio's"), a
Washington corporation and Quality Franchise Systems, Inc. ("Mountain Mike's"), a Delaware corporation.

Company Operations

         The Company is a multiple-concept franchisor. The Company began with the JRECK Subs franchise which currently has 47 restaurants. JRECK Subs offers a menu of high quality, fresh submarine sandwiches, soups and hot and cold side order items as well as a full line of bagel offerings in selected franchise locations based on the Lox, Stock & Bagel menu which certain proprietary rights were acquired by the Company in 1990.

         During 1997, the Company commenced a growth strategy through strategic alliances and acquisitions which included the following:

C        Hymie's Bagels, a 8 unit chain of company owned bagel shops in Tampa,
 Florida along with a bakery;

C Seawest Subs, a 40 unit submarine sandwich chain primarily located in Seattle, Washington;

C Little King, a 36 unit submarine sandwich chain primarily located in Nebraska;

C Georgio's, a 6 unit submarine sandwich chain primarily located in Seattle, Washington;

C Mountain Mike's Pizza, a 78-unit pizza chain primarily located in northern and central California;

C Sobik's Sandwich Shops, a 41-unit submarine sandwich chain primarily located in the Orlando, Florida area;

C Li'l Dino, a 43-unit submarine sandwich chain primarily located in North Carolina; and

C The completed acquisition of a 100% interest in Pastry Products Producers, LLC which supplies the JRECK Subs restaurants with all of their bakery products.

JRECK Subs Menu and Stores

         The Company's JRECK Subs franchises offer a menu of different submarine sandwiches, as well as a full line of bagel offerings and additional breakfast items in selected franchise locations based on the Lox, Stock & Bagel menu.
JRECK Subs' emphasis in the submarine sandwich business is to offer a wider selection of menu items and higher quality ingredients (such as rib-eye steak) cooked on the premises. The food preparation area is open to customer view to engage customer interest and to showcase freshness and cleanliness. The food preparation process is designed to deliver a completed food order within 60 seconds. Sandwich menu prices range from $2.50 to $5.00. In addition, JRECK Subs offers a selection of soft drinks, on-premises baked cookies and deep fried items such as french fries, mushrooms, and cheese sticks.

         As of March 31, 1998 there were 47 JRECK Subs franchisees, all of which are located in New York State. Each location is designed as a "dine in" location, although a number of franchises have drive up windows as well. Located in strip shopping centers, shopping malls, and free standing buildings, restaurants generally range from 1,000 to 2,000 square feet in size with 1,400 to 1,500 square feet being typical. The typical JRECK Subs store is decorated with wood, brass tables and chairs, and brass lamps with green shades to impart a friendly and cozy atmosphere. The green and white color scheme of the JRECK "Admiral" signage is carried throughout the interior.

         As is typical in sandwich shops, a majority of store sales occur during lunch and the remainder during the dinner hours. Dine in and take out (including delivery) typically comprise 60% and 40% of sales, respectively.
Individual franchisees can elect to offer catering services or home delivery.

         Each franchisee leases or owns store facilities. Neither the Company nor any of its affiliates leases store premises to franchisees.

Franchise Program

         As of March 31, 1998 the Company had approximately 299 restaurants of which 288 are franchised locations. The Company obtains prospective franchisees from its current and former employees, from referrals from existing franchisees and from franchise shows.

         The Company assists franchisees with selecting suitable locations by the use of demographic and traffic pattern analysis, an analysis of the proximity of business and community resources, and competition; advises on the negotiation of lease terms and store design; assists with sourcing of food product supply; and purchase of furniture and fixtures. The Company's experience is that smaller towns with populations under 10,000 are prime locations for its franchisees due to the lack of competition from larger fast food chains and the high quality of its products. The Company has no formal policy with respect to proximity of franchises, but deals with proximity issues on a case by case basis. Franchisees are required to purchase all their baked goods from the Company, such as submarine sandwich rolls. Bakery products for JRECK Subs stores are supplied by the Company's bakeries in Watertown, New York and Tampa, Florida to franchises in those states.

         The Company intends to develop new franchise locations primarily through existing franchisees. Management believes that the Company has a national presence which it intends to strengthen by further developing each of its regional concepts. The primary criteria considered by the Company in the review and approval of franchisees are prior experience in operating restaurants or other comparable businesses and capital available for investment.

         Franchise fees in all franchising companies are to a large degree competitively market driven. The Company intends to maintain franchise fees for new franchised locations within industry norms of $10,000 to $12,500 for new locations in the sandwich segment and $20,000 in the pizza segment. The Company intends to maintain royalty fees of 5% to 7% of sales for all new locations for each of its brands on a going forward basis and advertising fees at 2% to 4% of sales. The following table sets forth certain information regarding the Company's franchises.



                   Franchised/      Avg. Years       Avg. Royalty     Avg. Royalty      Price of
                    Licensed          Left on         on Existing        on New            New        Selling New
     Concept          Units          Contract         Franchises       Franchises       Franchise     Franchises

JRECK Subs             47               9.2              4.3%             5.0%           $10,000          Yes
Mountain               78              10.0              4.6%             5.0%         $20,000(d)         Yes
Mike's Pizza
Sobik's41              6.8             4.6%              5.0%          $10,000(e)          Yes
Sandwich
Shops
Li'l Dino              43              16.0              5.9%            7.0%(c)       $12,500(f)         Yes
Seawest Subs           40               6.5              5.0%             5.0%         $10,000(g)         Yes
Shops
Little King            25               9.9              4.9%             6.0%           $12,000          Yes
Hymie's               8(a)              N/A               N/A              N/A             N/A            No
Bagels
Georgio's             6(b)              8.5              4.0%             5.0%           $10,000          Yes

(a)      All Hymie's units are operated under a license agreement.
(b)      Three franchised and three operating under a license agreement.
 [Totals 6.]
(c)      Li'l Dino's receives 6% royalties from university locations.
(d) The initial franchise fee is reduced to $10,000 for existing franchise owners acquiring another franchise.
(e) The initial franchise fee is reduced to $4,000 for existing franchis owners acquiring another franchise and is $1,000 for a non-
         traditional restaurant (i.e. convenience stores).
(f) The initial franchise fee is $5,000 for a non-traditional store. (g) The initial franchise fee is $2,500 for a regional developer.

         The Company maintains a staff of operations personnel to train and assist franchisees in opening new restaurants and to monitor the operations of existing restaurants. These services are provided as part of the Company's franchise program. New franchisees are required to complete a two-week training program which consists of formal classroom training and in--restaurant training, including human resources, accounting, purchasing and labor and food handling laws. Upon the opening of a new franchised restaurant, Company representatives are typically sent to the restaurant to assist the franchisee during the opening period. These Company representatives work in the restaurant to monitor compliance with the Company's standards and provide additional on-site training of the franchisee's restaurant personnel.

         The Company also provides development and construction support services to its franchisees. Plans and specifications for the restaurants must be approved by the Company before improvements begin. The Company's personnel typically visit the facility during construction of leasehold improvements to meet with the franchisee's site contractor and to verify that construction standards are met.

         To maintain uniformly high standards of appearance, service, food and beverage quality, the Company has adopted policies and implemented a monitoring program. Franchisees are required to adhere to the Company's specifications and standards in connection with the selection and purchase of products used in the operation of the restaurant. Detailed specifications are provided for the products used, and franchisees must request the Company's approval for any deviations. Except for submarine sandwich rolls, and other baked goods, the Company does not generally sell equipment, supplies or products to its franchisees. The various franchise agreements require franchisees to operate their restaurants in accordance with the Company's requirements. Ongoing advice and assistance is provided to franchisees in connection with the operation and management of each restaurant.

Suppliers

         In October 1997, the Company completed its acquisition of Pastry Products in Watertown, New York. Pastry Products supplies the Company's JRECK Subs franchises with all of its bakery products. Pastry Products sells approximately 95% of its products to JRECK Subs franchises. The Company does not believe that it would have difficulty in obtaining an alternate supplier to Pastry Products due to the large number of alternate bakeries in New York State.

         In connection with the Company's purchase of Hymie's Bagels, the acquisition included a bakery which provides the bagels for all of the Hymie's Bagel shops. The Company does not believe that it would have difficulty in obtaining an alternate supplier to the Hymie's Bagels chain due to the large number of alternate bakeries in Florida.

         The Company's various franchisees obtain meat, cheese, vegetable and paper products from several suppliers. Other than rolls used at the Company's Little King and Seawest Subs restaurants, only fresh, never frozen, and Grade A products are used.

Recent Acquisitions

         In June 1997, the Company acquired all of the outstanding shares of Leovera, a company which operates the Hymie's Bagel 8 unit chain and a bagel bakery in Tampa, Florida, for $200,000 in cash and the issuance of 289,500 shares of the Company's Common Stock. The Company added submarine sandwich counters to each location. In connection with the acquisition, the Company entered in a five-year management agreement with a principal of Leovera with an initial management fee of $85,000 for the first year. The management agreement was terminated in February 1998 for $19,000.

         In June 1997, the Company, through its ASWI subsidiary, acquired all of the outstanding shares of Seawest Sub Shops, Inc., headquartered in Bellevue, Washington. Seawest Subs has 40 franchised submarine sandwich shops. The consideration included $150,000 in cash, the issuance of options to purchase 100,000 shares of the Company's common stock at a price of $.001 per share for 15 years (valued at $406,000) and the assumption of certain liabilities personally guaranteed by the former president of Seawest Sub Shops, Inc. The optionees have the right to require the Company to repurchase these shares at the greater of their "fair market value" (defined to be the average of the high and low sales prices on a public market) or $3.25 per share, but in no event more than 10,000 shares per month. The optionees were also granted piggy back registration rights. The options become exercisable on a cumulative basis at 25% on each of December 19, 1997, May 19, 1998, November 19, 1998 and May 19, 1999. In connection with this acquisition, the Company entered into a noncompete agreement with the former president of Seawest Sub which calls for monthly payments of $8,000 which commenced in June 1997 for a twelve month period.

         In July 1997, the Company acquired all of the outstanding stock of Little King, Inc., a 36-unit submarine shop including the assets of nine corporately-owned restaurants. The consideration consisted of $50,000 cash, a note for $100,000, 500,000 shares of the Company's common stock immediately issued, 700,000 shares of the Company's common stock to be issued within 12 months plus 100,000 contingent shares based on Little King franchising revenues or total revenues exceeding certain parameters for the year ending December 31, 1998. The acquisition also provided the principal of Little King an option to repurchase Little King from the Company if the stock price of the Company is not at least $1.50 per share on the second anniversary of the closing with the repurchase based on the Company receiving back all of the Company's shares issued, any funds invested by the Company into Little King and a fair market value determination. The term of the acquisition also provided that in the event the Company files bankruptcy within three years of the closing and the bankruptcy is not dismissed within 90 days, the principal of Little King is granted the first option to repurchase the Little King stock from the Company for $25,000. In connection with the acquisition of Little King, the Company entered into employment agreements with Sid Wertheim and Robert Wertheim to act as president and vice-president of Little King respectively. Mr. Sid Wertheim's employment agreement is for a seven-year period with an initial salary of $54,000 subject to annual increases up to 20% based on operating performance. Mr. Robert Wertheim's employment agreement is for a ten-year period with an initial salary of $45,000 subject to annual increases up to 20% based on operating performance.

         In August 1997, the Company through its AFI subsidiary acquired all of the outstanding stock of Richey Enterprises, Inc., a Washington corporation, which franchises 6 Georgio's Sub shops. The consideration consisted of 93,794 shares of the Company's common stock and a stock price guarantee if any sale of the Company's stock sold by the seller to a third party, is valued within 30 days after the anniversary of the date of the close of escrow at less than 80% of the price of the stock at the close of escrow. In connection with the acquisition of Georgio's

Sub, the Company entered into a consulting/noncompete agreement with William and Colleen Richey which calls for a sixty-day agreement with an initial fee of $10,000 and a monthly consulting fee of $3,750. After the initial sixty-days, the agreement is subject to mutual renewal on a month-to-month basis. The noncompete agreement is in effect during the period of the consulting agreement and two years after any termination of the consulting agreement.

         In September 1997 the Company, through its AFI subsidiary acquired all of the outstanding shares of Quality Franchise Systems, Inc., the franchisor of Mountain Mike's Pizza, a 78-unit pizza chain located primarily in northern and central California. The consideration consisted of 899,967 shares of the Company's common stock, 120 shares of the Company's Series C preferred stock, and options to purchase 32,204 shares of common stock valued at $23,000. In addition, the shareholders of QFS received 150,000 additional shares of the Company's common stock since the stock price did not exceed $3.50 for 21 consecutive days between October 1, 1997 and January 31, 1998. 500,000 additional shares are to be issued if the Mountain Mike's income from franchising operations, as defined, exceed $500,000 for any consecutive twelve-month period from October 1, 1997 to December 31, 1998.

         In December 1997, the Company entered into an agreement to acquire SBK Franchise Systems, Inc., franchiser of 41 Sobik's Sandwich Shops located primarily in central Florida, from Interfoods of America, Inc. The purchase price consisted of $100,000 in cash, a $500,000 note and 187,266 shares of the Company's common stock. The Company is obligated to repurchase up to 37,457 of the shares on an annual basis at a price of $2.67 per share upon request from the prior owner.

         In March 1998 the Company acquired the assets of Li'l Dino Corporation, a 43-unit sandwich shop franchisor located in North Carolina. The purchase price was 735,294 shares of common stock, and the assumption of approximately $400,000 in debt. The acquisition closed in March 1998 upon completion of a state fairness hearing held in accordance with state securities laws to approve the transactions as fair to Li'l Dino Corporation shareholders.


Competition

         The fast food restaurant industry is highly competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of quick-service food and increases in the number of, and particular locations of, competing restaurants. Factors such as inflation, increases in food, labor and energy costs, the availability and cost of suitable sites, fluctuating interest and insurance rates, state and local regulations and licensing requirements and the availability of an adequate number of hourly paid employees can also adversely affect the fast food restaurant industry. Multi-unit restaurant chains like the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns. Major chains, which have substantially greater financial resources and longer operating histories than the Company, dominate the fast food restaurant industry. The Company competes primarily on the basis of location, food quality and price. Changes in pricing or other marketing strategies by these competitors can have an adverse impact on the Company's sales, earnings and growth. There can be no assurance that the Company will be able to compete effectively against its competitors. In addition, with respect to the sale of franchises, the Company competes with many franchisors of restaurants and other business concepts for qualified and financially capable franchisees.

Regulation

         The Company is subject to a variety of federal, state, and local laws affecting the conduct of its business. Operating restaurants are subject to various sanitation, health, fire and safety standards and restaurants under, or proposed for construction, are subject to state and local building codes, zoning restrictions and alcoholic beverage regulations. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development or opening of a new restaurant in a particular area. The Company is also subject to the Federal Fair Labor Standards Act, which governs minimum wages, overtime, working conditions and other matters, and the Americans with Disabilities Act, which became effective in January 1992. The Company believes that it is in compliance with such laws, and that its Restaurants have all applicable licenses as required by governmental authorities.

         The Company believes that it is in compliance with the applicable federal and state laws concerning designated non-smoking and smoking areas in its Company operated restaurants.

         The Company is subject to regulations of the Federal Trade Commission (the "FTC") and various states relating to disclosure and other requirements in the sale of franchises and franchise operations. The FTC's regulations require the Company to timely furnish prospective franchisees a franchise offering circular containing prescribed information. Certain state laws also require registration of the franchise offering with state authorities. Other states regulate the franchise relationship, particularly concerning termination and renewal of the franchise agreement. The Company believes that it is in compliance with the applicable franchise disclosure and registration regulations of the FTC and the various states that it operates in.

         While the Company intends to comply with all federal, state and foreign laws and regulations, there can be no assurance that it will continue to meet the requirements of such laws and regulations, which, in turn, could result in a withdrawal of approval to franchise in one or more jurisdictions. Any such loss of approval may have a material adverse effect upon the Company's ability to successfully market its franchises. Violations of franchising laws and/or state laws and regulations regulating substantive aspects of doing business in a particular state could subject the Company and its affiliates to rescission offers, monetary damages, penalties, and/or injunctive proceedings. The state laws and regulations concerning termination and non-renewal of franchisees are not expected to have a material impact on the Company's operations. In addition, under court decisions in certain states, absolute vicarious liability may be imposed upon franchisors based upon claims, there can be no assurance that existing or future franchise regulations will not have any adverse effect on the Company's ability to expand its franchise program.

Business Strategy

         The Company's business strategy is to increase its franchise revenue base through continuing franchising of JRECK Subs shops and the affiliated regional companies it has acquired. Each of these companies has a strong track record of regional franchise brand recognition and long-term franchise operating history in their respective markets.

         The Company's core business, JRECK Subs, will continue to expand in New York, Florida and other eastern seaboard areas. The Company seeks to be the dominant sub chain in the New York state region. It believes there is significant opportunity to increase store sales penetration and franchise revenue through its existing franchisees.

         The typical fast food customer frequents one franchise for the majority of purchases but also relies on one or two additional concepts and a number of specialty restaurants. Increasing sales and franchise revenues through existing franchisees is generally more profitable than through new franchises because they do not require significant additional financing expenses, training calls or other additional administrative expenses.

         The Company intends to continue to supplement internal growth with strategic acquisitions of existing fast food franchisees. The strategic acquisition of complementary brands which are proven revenue generators in their established markets allows the Company to grow more rapidly at less cost than would be possible through internal growth alone. The Company has the facilities and the management to support a larger distribution operation, therefore it believes that it can reduce the operating expenses of the acquired businesses as well as use economies of scale to increase gross sales, franchise revenue, market share, and net profits. The Company is currently seeking attractive fast food franchise businesses to acquire, but there are no assurances that the Company will be able to acquire an ongoing business at a favorable price or that any such acquisition would ultimately be successful.

Employees

         As of March 31, 1998, the Company had approximately 120 employees consisting of 30 administrative employees, 70 employees in the Company's 11 corporate restaurants and 20 employees in bakery operations.

Trademarks

         The Company markets several products under the JRECK Subs, Seawest Sub Shops, Little King, Li'l Dino's and Mountain Mike's Pizza labels in addition to the Georgio's and Hymie's Bagel labels.

         With respect to the "JRECK Subs" label, the Company has registered this Mark on the Principal Register of the United States and Trademark Office ("PTO") on October 14, 1975 (Registration No. 1,022,898) and the Company has filed all required affidavits for, and has renewed, this Mark. On May 9, 1997, the Company filed an application with the PTO for registration of one of its principal trademarks, the "Admiral J" logo (Application 75/289578). As of September 30, 1997, the Company has yet to receive Principal Register federal registration for the "Admiral J" logo.

         The "Seawest Sub Shops" has registered trademarks, names, symbols and designs on the Principal Register of the PTO on the following: "Original Deli Taste Without The Cost Logo" (Registration No. 1,675,510, dated
February 11, 1992), "Full Boat" (Registration No. 1,761,574, dated March 30,
1993), "Destroyer" (Registration No.
1,761,573, dated March 30, 1993), "Enough for two or just for you" (Registration No. 1,764,733, dated April 13,
1993), "Seawest Sub Shops" (Registration No. 1,703,897, dated July 28, 1992), "Substantially More:" (Registration
No. 1,772,028, dated May 18, 1993 and "Sub Shop" (and Design) (Registration No.
 1,862,112, dated November 8,
1994). In addition the trade name "Seawest Sub Shops" is registered as a service mark with the State of Washington, under Registration Number 020443 as of March 29, 1991. The Company has also registered in Canada its
"Submarine Design Logo" (TMA 407,629), dated February 5, 1993.

         The "Little King" service mark and design was registered on the Principal Register of the PTO on April 12, 1977 (Service Mark No. 1,063,555). The service mark "Royal Treat" was registered on the Principal Register of the PTO on October 29, 1991 (Service Mark No. 1,662,623). The service mark "Little King B America's Greatest Hero" was registered in Nebraska on February 2, 1983. The service mark "The Little King - Where a Sandwich is a Complete Meal" and design was registered in Iowa on December 22, 1975 and in California on December 30, 1975.
All required affidavits of use and renewals have been filed.

         The "Mountain Mike's" name, service mark and design was registered on the Principal Register of the PTO on September 15, 1992 (Registration Nos. 1,716,962 and 1,716,963). The Company's new mark and design for "Mountain Mike's Pizza" was registered on the Principal Register of the PTO on October 1, 1996 (Registration No. 2,004,536). The Company filed for registration the slogan "Pizza the way it oughta be" on the PTO in September 1996 (Application No. 75/174377). The Company has been informed by the PTO of a potential conflict between its slogan and the slogan "Pizza, the way Pizza was meant to be" used by Godfather's Pizza. The Company and its trademark counsel are evaluating options regarding the registration of this slogan. The slogan is still in use in the Mountain Mike's Pizza system.

         The "Li'l Dino" service mark was registered on the Principal Register of the PTO on September 30, 1986 (Registration No. 1,411,762). The "Li'l Dino Bagel Deli Grille" service mark and design was registered on the Principal Register of the PTO on September 30, 1997 (Registration No. 2,101,316).

         The "Sobik's Subs" service mark was registered on the Principal Register of the PTO on August 12, 1997 (Registration No. 2,087,639).

Item 2.  Management's Discussion and Analysis or Plan of Operation

Overview

         The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements and notes thereto.

         The following discussion and analysis contains forward-looking statements involving risks and uncertainties that may cause the Company's actual results to differ materially. Those risks and uncertainties include, but are not limited to, economic, competitive, industry and market factors affecting the operations, market products and prices of not only the company but also its franchisees.

         The Company has evaluated the impact of year 2000 on its operations. Currently the Company is updating all of its software to provide uniformity among all of its recent acquisitions and provide management with timely interaction about operations. The Company has been assured by vendors that the new software takes into consideration the changes required by calendar year 2000. On this basis the Company believes that the onset of the year 2000 will have no material impact on the Company, since the Company had already embarked on a software modernization program, the remedying of the year 2000 problem existing in old software will impose no significant additional cost on the Company.

         In fiscal 1997, the Company sold 800,000 shares of Company common stock for promissory notes to two individuals at a price of $3.00 per share. The individuals have the right prior to the maturity of the notes in September 2000 to return the common stock for cancellation of the notes payable. The Company has accounted for this transaction by an increase in common stock and additional paid-in capital of $2,400,000 and a corresponding debit for subscriptions receivable under shareholders equity. To the extent these individuals exercise their right to cancel their purchases of common stock there would be no net change in total stockholders' equity and no change in assets or liabilities. In addition, in connection with the acquisition of Little King, Inc., the Company granted the seller the right to repurchase Little King, Inc., at fair market value, which may be effected at least in part by returning the shares issued by the Company to the seller. The option is triggered in July 1999 if the Company's common stock does not then trade at a price equal to at least $1.50 per share. See "Certain Transactions". In the event the Seller exercises its repurchase obligation the Company would reclassify the results of operations for Little King, Inc. as discontinued operations and could also be required to record a loss or a gain or disposition, but at this time the Company cannot foresee the extent of any gain or loss, if any. The Company has agreed to repurchase the 187,266 shares issued for the acquisition of SBK Franchise Systems, Inc. over five years ($100,000 per year) or requested by the Holders, as discussed under
Item 1-Business: Recent Acquisitions. This repurchase obligation could increase the cash needs of the Company.

Three months ended March 31, 1998 compared to three months ended March 31, 1997.

Results of Operations

         The results of operations for the three months ended March 31, 1998 reflect less than one month of operations from Li'l Dino.

         The Company had a net loss of $845,041 for the three months ended March 31, 1998, compared to a net loss of $864,080 for the same period in 1997. The decrease in the net loss is primarily the result from increased franchising revenues of approximately $513,000 and sales from the Company's corporately owned restaurants and bakeries of approximately $782,000 offset by cost of sales related to the Company's corporately owned restaurants and bakeries of approximately $309,000 and increased operating costs of approximately $906,000 from the Company's acquisitions of businesses in 1997. Other changes for the three months ended March 31, 1998 included consulting costs associated with expansion where stock was issued for these services with a value of approximately $427,000, amortization and depreciation expense associated with the Company's acquisitions of businesses in 1997 of approximately $195,000 and interest expense of approximately $66,000 associated with debt assumed with the Company's acquisitions. Expansion expenses were approximately $763,000 for the same period in 1997.

         The revenue of the Company increased $1,470,548 to $1,555,300 for the three months ended March 31, 1998 from $84,651 for the same period in 1997. The increase is primarily due to the acquisitions of businesses made during 1997 which included increased franchising related revenues of approximately $513,000 and sales from the Company's corporate restaurants and bakeries of approximately $782,000.

         Cost and operating expenses applicable to revenue increased $1,214,349 to $2,139,144 for the three months ended March 31, 1998 from $924,795 for the same period in 1997. This increase is primarily due to the acquisitions of businesses made during 1997 including cost of sales from the Company's corporate restaurants and bakeries of approximately $309,000, additional depreciation and amortization expense of approximately $199,000 and additional operating costs from the acquired businesses of approximately $906,000.

Liquidity and Capital Resources

         Working capital at March 31, 1998 was a deficit of $3,215,517 compared with a deficit of $5,330,587 at December 31, 1997, a decrease in deficit of $2,115,070. The decrease in deficit is primarily attributable to the Company's issuance of $2,500,000 in Series D Preferred Stock. The net proceeds from this offering were substantially used to pay down existing debt or to satisfy other obligations.

         The Company's primarily capital requirements are for repayment of current loans payable including those to related parties of $1,606,006 and accounts payable of $955,194. The Company's capital requirements are anticipated to be funded through debt and/or equity financing. There is no assurance that additional funding will be available, or that, if available, it can be obtained on terms favorable to the Company. Failure to obtain such funding could adversely affect the Company's financial condition.

Year ended December 31, 1997 compared to year ended December 31, 1996.

         The results of operations for the year ended December 31, 1997 reflect six months of operations from Hymie's Bagels and Seawest Subs, four months each from Little King Subs and Georgio's Subs, three months from Mountain Mike's Pizza and one month from Sobik's Subs.

         The Company had a net loss of $8,903,644 for the year ended December 31, 1997, compared to a net loss of $39,657 for the year ended December 31, 1996. The increase in the net loss is primarily the result of consulting costs associated with acquisitions and equity financing of $4,492,664 and a loss of $862,029 related to an early extinguishment of debt.

         The revenue of the Company increased $2,017,721 or 362% to $2,575,459 for the year ended December 31, 1997 from $557,738 for the same period in 1996. The increase is primarily due to the acquisitions of businesses made during 1997 which included increased franchising related revenues of approximately $688,000 and sales from the Company's corporate restaurants and bakeries of approximately $1,350,000.

         Cost of Sales and operating expenses applicable to revenue increased $3,895,110 or 935% to $4,311,598 for the year ended December 31, 1997 from $416,488 for the same period in 1996. This increase is primarily due to the acquisitions of businesses made during the year including cost of sales from the Company's corporate restaurants and bakeries of $552,941, additional depreciation and amortization expense of approximately $507,000 and additional operating costs from the acquired businesses of approximately $1,725,000.

         Consulting costs and investor relations were $4,492,664 for the year ended December 31, 1997 and resulted from the Company's acquisition and capital raising activities. Included in the costs of $4,492,664 were $3,301,302 of valuation related to options for 2,275,000 shares of the Company's common stock.

Hymie's Bagels:

         In June 1997, the Company acquired the stock of Leovera which licenses eight Hymie's Bagels restaurants along with a bakery that principally produces bagels. Sales for the three months ended March 31, 1998 totaled $89,282. Costs and expenses applicable to revenue for the period amounted to $75,939.
Seawest Sub Shops:

         In June 1997, the Company acquired the stock of Seawest Sub Shops, Inc. Revenues for the three months ended March 31, 1998 totaled $75,182. Costs and expenses applicable to revenue for the period were $69,948.
Amortization of goodwill and a non-compete agreement was $27,353.

Little King:

         Operations as the Little King subsidiary of the Company commenced on September 1, 1997. Income for the three months ended March 31, 1998 were to $529,229. Costs and expenses applicable to revenue for the period were $548,769. Depreciation and amortization of goodwill amounted to $57,252.

Georgio's:

         Operations of the Georgio's subsidiary (through the Company's AFI subsidiary) commenced in September 1997. Sales for the three months ended March 31, 1998 were $86,188. Costs and expenses applicable to revenue for the period amounted to $86,331. Amortization of goodwill amounted to $4,848.

Mountain Mike's Pizza:

         In September 1997, the Company, through its AFI subsidiary, acquired Mountain Mike's Pizza. Operations commenced on October 1, 1997. Revenues for the three months ended March 31, 1998 were $456,103. Costs and expenses applicable to revenue for the period were $223,871. Net interest expense was $15,210 and amortization of goodwill was $47,590.

Sobik's Subs:

         On December 4, 1997, the Company purchased SBK Franchise Systems, Inc., the franchisor of Sobik's Subs. Revenues for the three months ended March 31, 1998 were $53,849. Costs and expenses applicable to revenue for the period were $47,173. Amortization of goodwill was $14,079. Pastry Products:

         On October 28, 1997, the Company acquired the remaining 50% interest of Pastry Products Producers, LLC. Pastry Products is a bakery operation which primarily serves the Jreck restaurant franchisees. Sales for the three months ended March 31, 1998 were $161,139. Costs and expenses applicable to sales for the period were $208,563. Interest expense was $4,000 and depreciation and amortization of goodwill was $17,380.

Li'l Dino:

         In mid-March 1998, the Company acquired the assets of Li'l Dino Corporation, the franchisor of Li'l Dino sandwich restaurants principally located in North Carolina. Operations for the period since acquisition are not considered material for the three months ended March 31, 1998.

Liquidity and Capital Resources

         Working capital at December 31, 1997 was a deficit of $5,330,587 compared with a deficit of $541,873 at December 31, 1996, an increase of $4,788,714. The increase is primary attributable to debt assumed or originated with the Company's acquisitions during 1997 of $3,736,831, a liability to issue 700,000 shares of the Company's common stock related to the Company's Little King acquisition valued at $2,143,750 and a liability to issue 150,000 shares of the Company's common stock related to the Company's Quality Franchise Systems, Inc. acquisition valued at $440,625.

         During 1997, the Company raised approximately $1,301,000 in cash from the sale of stock and the exercise of stock options of which $408,417 was expended in conjunction with its acquisitions of businesses.

         During 1997, the Company acquired Hymie's Bagels, Seawest Subs, Georgio's Subs, Little King, Mountain Mike's Pizza, Sobik's Subs and the remaining 50% of Pastry Products for an aggregate purchase price of $11,587,714. The acquired businesses had an aggregate fair value of net assets acquired of a deficit $1,473,957 which resulted in excess of cost over fair value of net assets acquired of $13,061,671. For the year ended December 31, 1997, amortization and depreciation expense was $506,742 and the net excess of cost over fair value of net assets acquired was $11,521,526 at December 31, 1997. Taking into account the acquisitions made by the Company through May 31, 1998, amortization expenses are expected to be approximately $650,000 in fiscal 1998.

        In January 1998, the Company issued $2,500,000 in Series D Preferred Stock. The proceeds from this offering were substantially used to pay down existing debt or to satisfy other obligations. The Company's primary capital requirements are for repayment of current loans payable of $2,163,554 and accounts payable of $1,020,101. The Company's capital requirements are anticipated to be funded through debt and/or equity financing. There is no assurance that additional funding will be available, or that, if available, it can be obtained on terms favorable to the Company. Failure to obtain such funding could adversely affect the Company's financial condition.

Hymie's Bagels:

         In June 1997, the Company acquired the stock of Leovera which owned eight Hymie's Bagels along with a bakery that principally produces bagels. Sales for the five months ended December 31, 1997 totaled $373,295. Costs and expenses applicable to revenue for the period amounted to $581,003 and the Company recognized a goodwill impairment charge of $993,820.

Seawest Sub Shops:

         In June 1997, the Company acquired the stock of Seawest Sub Shops, Inc. Revenues for the six months ended December 31, 1997 totaled $288,471. Costs and expenses applicable to revenue for the period were $291,482. Amortization of goodwill was $19,871 and amortization of a non-compete agreement was $83,667.

Little King:

         Operations as the Little King subsidiary of the Company commenced on September 1, 1997. Income for the four months ended December 31, 1997 were to $648,499. Costs and expenses applicable to revenue for the period were $812,554. Amortization of goodwill amounted to $76,336.

Georgio's:

         Operations of the Georgio's subsidiary (through the Company's AFI subsidiary) commenced in September 1997. Sales for the four months ended December 31, 1997 were $144,685. Costs and expenses applicable to revenue for the period amounted to $164,898. Amortization of goodwill amounted to $6,465.

Mountain Mike's Pizza:

         In September 1997, the Company, through its AFI subsidiary, acquired Mountain Mike's Pizza. Operations commenced on October 1, 1997 and revenues for the three months ended December 31, 1997 were $462,524. Costs and expenses applicable to revenue for the period were $242,342. Net interest expense was $18,830 and amortization of goodwill was $43,857.

Sobik's Subs:

        On December 4, 1997, the Company purchased SBK Franchise Systems, Inc., the franchisor of Sobik's Subs. Revenues for the period from December 4, 1997 to December 31, 1997 were $17,840. Costs and expenses applicable to revenue for the period were $65,439. Amortization of goodwill was $4,693.

Pastry Products:

        On October 28, 1997, the Company acquired the remaining 50% interest of Pastry Products Producers, LLC. Pastry Products is a bakery operation which primarily serves the Jreck restaurant franchisees. Sales for the two months ended December 31, 1997 were $102,989. Costs and expenses applicable to sales for the period were $145,168. Interest expense was $11,431 and amortization of goodwill was $9,413.

Item 3.  Description of Property

         The Company's corporate offices and Pastry Products bakery are located in a 8,188 square foot facility in Watertown, New York which the Company acquired in October 1997. Under the terms of the acquisition, the Company assumed an existing note on the facility of $150,222 at 10% payable in 84 equal installments of $2,494 beginning December 1, 1997.

         The Company also leases corporate space for the operations of its restaurant concepts through its subsidiaries. These leases generally are less than two year leases, except for one lease in Omaha, Nebraska which expires in 2008 and calls for annual lease payments of $39,000. Total annual lease payments for 1998 for these corporate leases are approximately $123,000.

         The Company also leases the space for its 11 Little King corporate restaurants.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information relating to the beneficial ownership of Company common stock by those persons beneficially holding more than 5% of the Company's common stock, by the Company's directors and executive officers, and by all of the Company's directors and executive officers as a group as of August 3, 1998.
The address of each person is care of the Company unless noted.

                                                                               Percentage
     Name of                                         Number of               of Outstanding
   Stockholder                                    Shares Owned(1)             Common Stock

Christopher M. Swartz(2)(3)(4)                       5,569,300                     29.5%
Bradley L. Gordon                                    1,095,113                      6.0%
Michael F. Cronin                                      500,000                      2.8%
Eric T. Swartz                                             -0-                        --
Kelly A. Swartz                                            -0-                        --
Jeremiah J. Haley(5)                                   190,000                      1.0%


All executive officers and
directors as a group (5 persons)(2)(3)(4)            7,354,413                     39.0%

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
(2) Includes 350,000 shares from the full conversion of Series B Preferred Stock into the Company's Common
         Stock in June 1998.
(3) Includes 3,344,300 shares of common stock owned by Tri-Emp Enterprises, Inc. Mr. Christopher M. Swartz is President and the sole shareholder of Tri-Emp Enterprises, Inc and as such is deemed to have beneficial ownership of the shares of the Company's stock owned by Tri-Emp Enterprises, Inc.
(4) Includes 2,000,000 shares subject to options currently exercisable by Mr. Christopher M. Swartz and 225,000 shares subject to options currently exercisable by Tri-Emp Enterprises, Inc.
(5) Mr. Haley owns 25,000 shares of Common Stock and 165,000 shares of Common Stock from his conversion of 150,000 shares of the Series A Preferred Stock into the Company's Common Stock in June 1998.

Item 5.  Directors, Executive Officers, Promoters and Control Persons

         The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors, executive officers and key employees of the Company is as follows.

         Name                       Age     Office


         Christopher M. Swartz      26      Chairman, President and Chief Executive Officer
         Bradley L. Gordon          45      Chief Operating Officer and Director
         Eric T. Swartz             29      Secretary and Director
         Michael F. Cronin          42      Chief Financial Officer
         Kelly A. Swartz            27      Director
         Jeremiah J. Haley          59       Director
         Gary E. Rowe               44      Controller

         Christopher M. Swartz has been President, Chief Executive Officer, and Chairman of the Company since
April 1996 and of JRECK Subs, Inc. since September 1995.  From 1992 to September
 1995, he was Director of
Operations of Lox, Stox & Bagels of Liverpool, Inc.  Prior to 1992 Mr. Swart
 was a student at Syracuse University
where his concentration was in the field of management. Mr. Swartz is a magna cum laude graduate of Syracuse
University who grew up in the subs business.  He has worked in construction, building sub shops and has managed
sub shops.  He is the second generation of his family involved with JRECK.  Mr.
 Swartz is also the President of Tri-
Emp Enterprises, Inc. and the brother of Eric T. Swartz and Kelly A. Swartz.

         Bradley L. Gordon has been Chief Operating Officer and Director of the Company since September 1997. Prior to joining the Company, he was president from September 1993 to September 1997 of Quality Franchise Systems, Inc. ("QFS"), the franchisor of Mountain Mike's Pizza, QFS's chief executive officer since September 1992 and one of its directors since January 1993. Before joining QFS, he held various positions at Pace Membership Warehouse, Inc. in Denver, Colorado beginning in November 1983, including executive vice president - sales, senior vice-president B operations and vice president B human resources.

         Eric T. Swartz has been a Director and Secretary of the Company since April 1996. He was awarded his
J.D. degree from Syracuse University College of Law and his Bachelor's Degree
 from Syracuse University.  He has
been a partner in the Swartz Law Firm, P.C. from October 1993 to the present.
 From September 1992 to May 1993
he was associated with the law firm of Pease & Willer, which he joined after his graduation from law school in
1992.  Mr. Swartz is the brother of Christopher M. Swartz and Kelly A. Swartz.

         Michael F. Cronin has been Chief Financial Officer of the Company since February 1998. He is a Certified Public Accountant who has managed his own practice since February 1985 specializing in SEC audits and business and tax planning. He has been licensed in New York State for 16 years. Mr. Cronin, a graduate of St. John Fisher College, began his career in public accounting in Rochester, NY in 1979. From 1979 to 1985 Mr. Cronin was employed as Staff Accountant and Partner in a regional public accounting firm in upstate New York. Prior to attending college. Mr. Cronin served for three years in the United States Marine Corps.

         Kelly A. Swartz has been a Director of the Company since April 1996. She is a graduate of the State University of New York, at Plattsburgh. Ms. Swartz is an elementary school teacher at Apollo Elementary in Titusville, Florida, where she has been employed since September, 1991. From May 1990 to September 1991 she was employed in various capacities with JRECK Subs, Inc., including the management of several sub shops. Ms.
Swartz is the sister of Eric T. Swartz and Christopher M. Swartz.

         Jeremiah J. Haley has been a Director of the Company since April 1996. He was one of the original founders of JRECK Subs, Inc. (the "J" in the name JRECK stands for the first letter of Mr. Haley's first name). Mr.
Haley has a B.S. degree from Mansfield State College in Mansfield, Pennsylvania
  He also holds a Master's degree
from the State University of New York at Cortland. Mr. Haley has been President of Haley Enterprises, Inc., a

JRECK Subs, Inc. franchisee, from 1975 to the present.  He had also been a teacher with the Carthage, New York
Central School District from 1965 until he retired in June 1993.

         Gary Rowe has been the Corporate Controller since September 1993. Prior to joining the Company, Mr.
Rowe was the controller of the quasi-independent New York State government agency, the Development Authority of the North Country. Mr. Rowe graduated from the State University of New York at Albany in 1974 where he
received a Bachelor of Science Degree in accounting.  Mr. Rowe is a Certified
 Public Accountant.

Item 6.  Executive Compensation

         The following table sets forth the cash compensation of the Company's executive officers and directors during each of the last three fiscal years. The remuneration described in the table does not include the cost to the Company of benefits furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of the Company's business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $25,000 or 10% of such officer's cash compensation.

                                            Summary Compensation Table

                       ANNUAL COMPENSATION                                        LONG TERM COMPENSATION

    Name and                                                   Other Annual        Awards       Payouts        All
    Principal Position      Year     Salary         Bonus      Compensation                                   Other
                                                                              RestrictedOptions/  LTIP
                                                                              Stock ($)SARs(#)   Payouts ($)


                           1997     115,393          0             0              0        0           0          0


 Christopher M. Swartz     1996      26,000          0             0              0        0           0          0
    President and CEO

                           1995           0          0             0              0                    0          0


                           1997      52,600          0             0              0


 Gary E. Rowe              1996      46,350          0             0              0                    0          0
    Controller

                           1995      39,000          0             0              0                    0          0


 Bradley R. Gordon         1997(a)   37,500          0             0              0        0           0          0
    Chief Operating
      Officer


(a) For the period October 1, 1997 to December 31, 1997.

         The Company carries no officers and directors liability insurance or disability insurance benefits. The Company maintains a $3,000,000 key man life insurance policy on Mr. Christopher Swartz of which the Company is the beneficiary. No executive officer or director is currently covered by an employment agreement except for Bradley L. Gordon. Other than a 401(k) plan maintained at the Mountain Mike's division of Admiral's Fleet, Inc., the Company does not maintain any pension plan, profit sharing plan or similar retirement or employee benefit plans.

         Mr. Bradley L. Gordon joined the Company as chief operating officer in September 1997. Under the terms of his three-year employment agreement commencing, Mr. Gordon receives an initial annual compensation of $150,000 subject to annual increases consistent with other executives of the Company. If the employment agreement is terminated by the Company, Mr. Gordon continues to receive his base salary until the earlier of Mr. Gordon finding new employment or twelve months after such termination date. Mr. Gordon was also granted a right to purchase 500,000 shares of the Company's common stock at a price of $3.00 per share which shares were issued in November 1997. The purchase price of $1,500,000 was paid in the form of a promissory note to the Company which calls for 10% with principal and interest due in September 2000. At any time prior to September 2000, Mr.

Gordon has the right to require the Company to repurchase the 500,000 shares as consideration for the cancellation of the promissory note.

         Directors currently receive no compensation for their duties as directors. On December 29, 1997 the Company granted to Christopher Swartz an option to purchase of 1,000,000 shares of the Company's common stock at $2.75 per share. The options are exercisable immediately and expire on December 29, 2000. No stock options have been issued to any other executive officers or directors.

Options Granted in Fiscal 1997

                                                       Percentage of
                                                       Total Options
                                                       Granted to
                                     Options           Employees in        Exercise          Expiration
                                      Granted          Fiscal 1997    Price      Date
         Christopher Swartz           1,000,000                 100%       $   2.75        December 29, 2000

         The following table contains information concerning the exercise of stock options and employment related options and information in unexercised stock options held as of December 31, 1997 by the named executive officers:

Option Exercises and Year-end Value Table
                                                                                             Value of Unexercised
                                                                                             In-the-Money Options
                                                            Number of Unexercised                     at
                             Shares                           Options & Warrants                December 31, 1997
                           Acquired on       Value
                            Exercise       Realized(1)   Exercisable     NonExercisable          Exercisable(2)
Christopher Swartz              -0-        $     -0-      1,000,000                0                        -0-



(1)      Market Value at time of exercise less exercise price.
(2) The closing sale price of the Common Stock at December 31, 1997 was $2 9/16. Value equals the difference between market value and exercise price, and is $0 at December 31, 1997 since the exercise price was higher than market value.

Item 7.  Certain Relationships and Related Transactions

Conflicts of Interest

         Kalin Enterprises, Inc. ("Kalin") is the franchisee for five JRECK Subs restaurants. Mr. Christopher Swartz is a 25% shareholder and an officer of Kalin.

         Tri-Emp Enterprises, Inc. borrowed $445,000 from 20 investors secured by 495,000 shares of Tri-Emp
Enterprises, Inc. Common Stock. Tri-Emp Enterprises, Inc. loaned the $445,000 loan proceeds to the Company.
On October 8, 1997 the Company issued 495,000 shares of common stock to the 20 noteholders in full satisfaction of the amounts owed by Tri-Emp Enterprises, Inc.

         The Company issued options to purchase 375,000 shares of common stock to Gulf Atlantic Publishing Inc. on January 6, 1997, exercisable at $.75 per share. On November 17, 1997 Gulf Atlantic assigned options to purchase 225,000 of these shares to Tri-Emp Enterprises, Inc. in conjunction with the purchase from Tri-Emp Enterprises, Inc.
of 225,000 shares by Gulf Atlantic.

         In fiscal 1997, the Company wrote off a note receivable of $104,141 from Mr. Tom Swartz, a family member of Mr. Christopher Swartz.

         In February, 1998 the Company converted $277,404 in notes payable owed to Sid Wertheim into 112,783 shares of common stock.

         Mr. Jeremiah Haley, a director, received 175,000 shares of Series A Preferred Stock in exchange for his shares of Jreck Subs, Inc. Series A Preferred Stock on May 6, 1996. Mr. Haley was elected to the Board of Directors pursuant to the right of holders of Series A Preferred Stock to elect one member of the Board of Directors. Pursuant to the dividend rights of holders of Series A Preferred Stock, Mr. Haley received $15,750 in dividends on his shares in fiscal 1997. In July 1997, Mr. Haley converted 25,000 shares of Series A Preferred Stock into 25,000 shares of Company Common Stock. In June 1998, Mr. Haley converted the balance of 150,000 shares of Series A Preferred Stock into 165,000 shares of Company Common Stock.

         Mr. Christopher Swartz, chairman and the Company's president and chief executive officer, received (through Tri-Emp Enterprises, a company of which he is the sole shareholder) 5,000,000 shares of Company Common Stock in exchange for all of the Common Stock of Jreck Subs, Inc. on May 6, 1996. Mr. Swartz also received 350,000 shares of Series B Preferred Stock for 50% of Pastry Products Producers LLC. Mr. Swartz was elected to the Board of Directors pursuant to the right of holders of Series B Preferred Stock to elect one member of the Board of Directors. In June 1998, Mr. Swartz converted all 350,000 shares of Series B Preferred Stock into 350,000 shares of Company Common Stock.

         Mr. Bradley Gordon, director and the Company's chief operating officer, purchased 500,000 shares of the Company's common stock for $1,500,000. The Company received a promissory note from Mr. Gordon with interest at 10% per annum with principal and interest due in September 2000. At any time prior to September 2000, Mr. Gordon has the right to require the Company to repurchase the 500,000 shares as consideration for the cancellation of the promissory note.

         Mr. R.T. Silberman, a shareholder of the Company, purchased 300,00 shares of the Company's common stock for $900,000.  The Company received a promissory note from Mr. Silberma with interest at 10% per annum
with principal and interest due in September 2000. At any time prior to
 September 2000, Mr. Silberman has the right to require the Company to repurchase the 300,000 shares as consideration for the cancellation of the promissory note.

         In connection with the acquisition of Little King, Inc., the Company provided Mr. Sid Wertheim, the principal of Little King an option to repurchase Little King from the Company if the stock price of the Company is not at least $1.50 per share on the second anniversary of the closing with the repurchase based on the Company receiving back all of the Company's shares issued, any funds invested by the Company into Little King and a fair market value determination. The term of the acquisition also provided that in the event the Company files bankruptcy within three years of the closing and the bankruptcy is not dismissed within 90 days, Mr. Wertheim of Little King is granted the first option to repurchase the Little King stock from the Company for $25,000. The agreement also provided the selling shareholders of Little King, Inc. with full piggyback registration rights in the event the Company decides to register any of its stock. The agreement also provides that in the event the Company completes a secondary offering of its common stock on or prior to March 31, 1998, the Company will invest an amount equal to 4% of the proceeds the Company receives for the development of the Little King concept. Mr. Sid Wertheim also has an agreement with Tri-Emp Enterprises, Inc. ("Tri-Emp"). Tri-Emp is controlled by Mr. Christopher Swartz, chairman, president and chief executive officer of the Company. Under this agreement, if Tri-Emp receives an offer to purchase its controlling interest during the first three years after the Company's acquisition of Little King, Inc., Tri-Emp will obtain an acceptable stock sale for Mr. Sid Wertheim. If Mr. Sid Wertheim receives an offer for a substantial of all of his stock position, he shall grant Tri-Emp or its designee a first option to make such purchase. The option shall be on the same terms and conditions as a third party bona fide purchaser.

         In connection with the Company's acquisition of Seawest Sub Shop, Inc., the Company issued options to purchase 100,000 shares of the Company's common stock at a price of $.001 per share for 15 years (valued at $406,000) and the assumption of certain liabilities personally guaranteed by the former president of Seawest Sub. The optionees have the right to require the Company to repurchase these shares at the greater of their "fair market value" (defined to be the average of the high and low sales prices on a public market) or $3.25 per share, but in no event more than 10,000 shares per month. The optionees were also granted piggy back registration rights. The options become exercisable on a cumulative basis at 25% on each of December 19, 1997, May 19, 1998, November 19, 1998 and May 19, 1999.

         In connection with the Company's acquisition of SBK Franchise Systems, Inc. on December 4, 1997, the Company issued 187,266 shares of its Common Stock to Interfoods of America, Inc. ("IFA"). Commencing six months after the closing and continuing every six months thereafter until June 2000, IFA shall have the non-cumulative right to require the Company, to the extent legally permissible, to repurchase one-fifth (1/5) of the Common shares issued to IFA in consideration of the repayment of $100,000. In May 1998, the Company was notified by IFA of its exercise of the right to have the Company repurchase one-fifth of the shares.

Item 8.  Description of Securities

Common Stock

         The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, no par value per share, of which 16,637,271 shares were outstanding as of June 5, 1998. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time, by the Board of Directors in its discretion, from funds legally available therefor, after dividends are first paid on Series C Preferred Stock and Series D Preferred Stock. Pursuant to the Colorado Business Corporations Act, dividends may be paid out of shareholder equity after deductions for the liquidation preference for outstanding preferred stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable except for 500,000 shares of the Company's common stock issued to Mr. Bradley Gordon and 300,000 shares of the Company's common stock issued to Mr. R.T. Silberman.

Penny Stock Regulations - Restrictions on Marketability

         The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers to sell their shares in the secondary market.

Preferred Stock

         The Company is authorized to issue 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more classes or series, each class or series of which shall have the voting rights, designations, preferences and relative rights as fixed by resolution of the Company's Board of Directors, without the consent or approval of the Company's shareholders. The Preferred Stock may rank senior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have extraordinary or limited voting rights. There are currently 0 shares of Series A Voting Nonredeemable Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") 0 shares of Series B Voting Nonredeemable Convertible Preferred Stock (the "Series B Preferred Stock"), 120 shares of Series C Non-voting Nonredeemable Convertible

Preferred Stock (the "Series C Preferred Stock") outstanding and 2,500 shares of Series D Non-voting Nonredeemable Convertible Preferred Stock (the "Series D Preferred Stock") outstanding.

         The following table summarizes the principal terms of the Preferred Stocks.


                   Number of           Annual                                       Common Stock
   Series     Shares Authorized      Dividends       Cumulative     Liquidation      Conversion   Voting/Election
              & Capital Account      Per Share       Dividends       Preference       Formula         Rights


             # Shares     Amount
     A           0        $0           $0.09             Yes        Senior To All        1:1    1 Non-Cumulative

                                                                       Equity                    Vote Per Share

     B           0         0           $0.00             No         Senior To All        1:1    1 Non-Cumulative
                                   Only If/When                  But "A" Preferred               Vote Per Share
                                     Declared

     C          120     120,000       $130.00            Yes        Senior To All     1:133.23        None
                                                                 But "A+B" Preferred


     D         2,500   2,500,000      $80.00             Yes         Senior Only  $1,000 divided by   None
                                                                    Common Stock   (65% of market


                                                                                     Value of Common

Series A Preferred Stock

         The Company is authorized to issue 700,000 shares of Series A Preferred Stock, all of which are issued and none of which are outstanding after the conversion of 100,000 shares of the Series A Preferred Stock to Common Stock in July 1997 and 600,000 shares of the Series A Preferred Stock to Common Stock in June 1998. The relative rights, preferences and limitations of the Series A Preferred Stock are as follows.

         Voting. The holders of Series A Preferred Stock were entitled to one non-cumulative vote per share on all matter on which shareholders may vote at all meetings of shareholders. In addition, such holders as a group are
entitled to elect one director to the Company's Board of Directors. Mr. Jeremiah Haley is the current director holding this position.

         Dividends. The holders of the Series A Preferred Stock were entitled to a cumulative annual dividend of $.09 per share payable weekly out of funds legally available therefor, which dividend shall have preference as to all other dividends paid or declared by the Company. Such dividend shall be cumulative and shall be paid in advance of any dividend paid to holders of Common Stock, Series B Preferred Stock or Series C Preferred Stock.

         Liquidation. The Series A Preferred Stock had a liquidation preference over all classes of common stock and the Series B Preferred Stock and the Series C Preferred Stock, and Series D Preferred Stock together with the amount of any unpaid dividends thereon, in the event of any dissolution, liquidation, or winding up of the Company. If, upon any such dissolution, liquidation, or winding up of the Company, the assets of the Company is distributable to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the preferential amount aforesaid, then the entire assets of the Company shall be distributed ratably among the holders of the Series A Preferred Stock according to the respective number of shares of Series A Preferred Stock held by them.

Series B Preferred Stock

         The Company is authorized to issue 350,000 shares of Series B Preferre Stock, all of which are issued and none of which are outstanding and were owned by the Company's president and chief executive officer. In June

1998, all 350,000 shares of Series B Preferred Stock was converted to Company Common Stock. The relative rights, preferences and limitations of the Series B Preferred Stock are as follows.

         Voting. The holders of Series B Preferred Stock were entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of shareholders. In addition, such holders as a group are entitled to elect one director to the Company's Board of Directors. Mr. Swartz is the current designee of the holders of the Series B Preferred Stock.

         Dividends. The holders of the Series B Preferred Stock were entitled to dividends only if and when declared by the Company.

         Liquidation. The Series B Preferred Stock had a liquidation preference over all classes of common stock and the Series C Preferred Stock and Series D Preferred Stock, but not Series A Preferred Stock, together with the amount of any unpaid dividends thereon, in the event of any dissolution, liquidation, or winding up of the Company. If, upon any such dissolution, liquidation, or winding up of the Company, the assets of the Company is distributable to the holders of the Series B Preferred Stock shall be insufficient to permit payment in full of the preferential amount aforesaid, then the entire assets of the Company, after payment of the holders of the Series A Preferred Stock, shall be distributed ratably among the holders of the Series B Preferred Stock according to the respective number of shares of Series B Preferred Stock held by them.

         Right to Convert. Each holder of Series B Preferred Stock may, only at the discretion of the Board of Directors of the Company and upon surrender to the Company of the certificate therefor at the principal office of the Company or at such other place as the Company shall designate, convert all of such holder's Series B Preferred Stock into shares of Common Stock at the rate of one share of Series B Preferred Stock for one share of Common Stock (the "Series B Conversion Ratio"). In the event of either an increase or decrease in the number of the shares of the Company's Common Stock as a result of a stock dividend, stock split, recapitalization, combination, or reclassification, the Series B Conversion Ratio shall be equitably adjusted.

Series C Preferred Stock

         The Company is authorized to issue 120 shares of Series C Preferred Stock, all of which were issued in connection with the Company's acquisition of QFS. The relative rights, preferences and limitations of the Series C Preferred Stock are as follows.

         Voting. The holders of Series C Preferred Stock are not entitled to any vote on all matters on which stockholders may vote at all meetings of shareholders.

         Dividends. The holders of the Series C Preferred Stock are entitled to a cumulative annual dividend of $130 per share payable out of funds legally available therefor, which dividend shall be subordinate to all other dividends on the Series A and Series B Preferred Stock.

         Liquidation. The Series C Preferred Stock has a liquidation preference over all classes of common stock, but not to the Series A Preferred Stock and Series B Preferred Stock, as to $120,000, together with the amount of any unpaid dividends thereon, in the event of any dissolution, liquidation, or winding up of the Company. If, upon any such dissolution, liquidation, or winding up of the Company, the assets of the Company is distributable to the holders of the Series C Preferred Stock shall be insufficient to permit payment in full of the preferential amount aforesaid, then the entire assets of the Company, after payment of the holders of the Series A Preferred Stock and Series B Preferred Stock, shall be distributed ratably among the holders of the Series C Preferred Stock according to the respective number of shares of Series C Preferred Stock held by them.

         Right to Convert. Each holder of Series C Preferred Stock may and upon surrender to the Company of the certificate therefor at the principal office of the Company or at such other place as the Company shall designate, convert all of such holder's Series C Preferred Stock into shares of Common Stock at the rate of 133.23 shares of the Company's Common Stock for each share of Series C Preferred Stock (the "Series C Conversion Ratio"). In the event of either an increase or decrease in the number of the shares of the Company's Common Stock as a result of a stock dividend, stock split, recapitalization, combination, or reclassification, the Series C Conversion Ratio shall be equitably adjusted.

Series D Preferred Stock

         The Company is authorized to issue 2,500 shares of Series D Preferred Stock, all of which were issued in January 1998 for $1,000 per share. The relative rights, preferences and limitations of the Series D Preferred Stock are as follows:

         Voting. The holders of Series D Preferred Stock have no voting rights on matters for which stockholder may generally vote.

         Dividends. The holders of the Series D Preferred Stock are entitled to a cumulative annual dividend of $80 per share payable out of funds legally available therefor or in Common Stock.

         Right to Convert. Each holder of Series D Preferred Stock may and upon surrender to the Company of the certificate therefor at the principal office of the Company or at such other place as the Company shall designate, convert all of such holder's Series D Preferred Stock into shares of Common Stock at the lower of (a) 65% of the closing bid, price averaged over the 5 trading days before the date of conversion, or (b) $1.96875. In the event of either an increase or decrease in the number of the shares of the Company's Common Stock as a result of a stock dividend, stock split, recapitalization, combination, or reclassification, the Series D Conversion Ratio shall be equitably adjusted.

Shares Eligible for Future Sale

         Of the outstanding shares of the Company, all but 2,466,595 shares are subject to resale restrictions and, unless registered under the Securities Act of 1933 (the "Act) or exempted under another provision of the Act, will be ineligible for sale in the public market until one year from their issuance, following which sales may be made under Rule 144.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares privately acquired or indirectly from the Company or from an affiliate, for at least one year, or who is an affiliate, is entitled to sell within any three-month period, a number of such shares that do not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 167,000 shares) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, is entitled to sell all such shares under Rule 144 without regard to the volume limitations, current public information requirements, manner of sale provisions or notice requirements.

         Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices.

                                                      PART II

Item 1. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters

         (a)      Market Information

                  The Company's Common Stock has been listed on the Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. since October, 1996. The prices reported reflect inter-dealer prices and are without adjustments for retail markups, markdowns or commissions, and may not necessarily represent actual transactions.


         Quarter Ended
                                                     Bid Price
                                                    High      Low
         December 31, 1996                          3 7/8    1 1/4

         March 31, 1997                             4 1/8    1 3/4

         June 30, 1997                              8 1/4    3 1/4

         September 30, 1997                         4 1/8     3

         December 31, 1997                         3 7/16    2 1/8

         March 31, 1998                             3 1/8   1 13/16

         (b)  Holders

                  As of June 4, 1998, there were approximately 1,700 record holders of the Company's common stock.

         (c)      Dividends

                  The Company has not paid any dividends on its common stock. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends to holders of common stock holders in the foreseeable future. Holders of Series A Convertible Preferred Stock are entitled to annual cash dividends of $.09 per share. Holder of Series C Convertible Preferred Stock are entitled to annual cash dividends of $130.00 per share. Holders of Series D convertible Preferred Stock are entitled to annual cash dividends of $80.00 per share. Pursuant to the Company's Articles of Incorporation, holders of Common Stock are not entitled to receive dividends unless dividends have been paid for prior calendar years and paid and set aside for the then current calendar year on the Series A, Series C and Series D Preferred Stock. The Company is under no other contractual restrictions on the payment of dividends.

Item 2.  Legal Proceedings

         Not applicable.

Item 3.  Changes in and Disagreements with Accountants.

         Not applicable.

Item 4.  Recent Sales of Unregistered Securities

         On May 6, 1996, the Company issued the following securities in exchange for all of the capital stock of JRECK Subs, Inc.:

                                                 Company                       JRECK Subs, Inc.
                                            Securities Issued                Securities Exchanged

                                            5,000,000                           8,000,000 shares of
                                            shares of common stock              common stock

                                            700,000 shares of                   700,000 shares of
                                            Series A Preferred                  Series A Preferred

         In addition, the Company issued 350,000 shares of Series B Preferred for 50% of the Common Stock of Pastry Products Producers, LLC. The sales were made in compliance with Section 4(2) of the Securities Act of 1933. As a condition to each of the above sales, the purchaser consented to a placement of a restrictive legend on the certificate representing the securities.

         In May 1996 the Company issued 1,100,000 restricted shares for $11,000 cash to seven persons. No underwriter was involved and the holders agreed that a restrictive legend would be placed upon the certificates representing the Shares. The Company believes that this transaction was exempt under Section 4(2) of the Act as a transaction not involving a public offering.

         From May 1996 to December, 1996 the Company issued 1,536,000 shares of Common Stock in an offering under Rule 504 of Regulation D to approximately 70 purchasers. Net proceeds of the offering were $648,150. No underwriter was involved.

         In  December   1996,  the  Company  issued  45,000  shares  to  Gerharz
Equipment, Inc. for the cancellation of a debt of approximately $90,533.

         In January 1997, the Company issued 415,095 shares of common stock in an offering under Rule 504 of Regulation D to Corporate Relations Group and Olympus Capital, Inc. Net proceeds of the offering were $220,000.
No underwriter was involved.

         On February 28, 1997 the Company issued 94,650 shares valued at $2.4938 per share to four individuals for marketing services.

         In February 1997, the Company issued 230,000 shares of common stock to two individuals in connection with the purchase of bakery equipment located in Missouri.

         In April 1997, the Company issued 39,118 shares of common stock to approximately 400 shareholders of Western Fast Food. The shares were issued without consideration in satisfaction of a moral obligation of the Company and its principals. Western Fast Food had been organized by Company affiliates to develop the Company's franchise concepts but had been unsuccessful.

         On May 23, 1997, the Company issued options to purchase 180,000 shares at $.50 per shares to the Deegan Group in connection with obtaining a $180,000 loan. 60,000 shares were issued upon partial exercise of this option on November 21, 1997.

         On July 10, 1997 Corporate Relations Group, exercised a total of 300,000 options to purchase Common Stock at $.75 per share.

         On July 30, 1997 the Company issued 55,000 shares to two individuals for operations consulting valued at $3.8125 per share. On August 7, 1997 the Company issued 1,951 shares to Mark McKinnon, an employee, valued at $3.6875 per share, and on August 18, 1997 issued 2,759 shares to another employee, Brick Brunton, valued at $3.7500 per share.

         On September 17, 1997 the Company issued 75,000 shares to Olympus Capital, Inc. for financial consulting services valued at $229,286.

         Between June 19, 1997 and August 5, 1997 the Company issued, 289,500 and 67,500 shares of the Company's common stock, respectively, to approximately 20 individuals in connection with the acquisition of Hymie's Bagel chain.

         On July 8, 1997, Messrs. Jeremiah Haley (a director) Charles Lehman, Douglas Nichols and Keith Waltz, shareholders of the Company's Series A Preferred Stock, converted an aggregate of 100,000 shares of Series A preferred shares into 100,000 shares of the Company's common stock.

         On October, 1997, the Company issued 495,000 shares of its common stock to twenty individuals for the full satisfaction of debt of $445,000.

         In August 1997, the Company acquired all of the outstanding shares of Richey Enterprises, Inc. (Georgio's Subs) for 93,794 shares of its common stock.

         On November 6, 1997 the Company issued 61,111 shares of Common Stock to three persons for cash of $2.25 per share, and issued 25,000 shares to a fourth individual for $2.00 per share.

         On August 25, 1997 the Company issued 48,000 shares to Corporate Relations Group in an offering under Rule 504 at a price of $1.00 per share.

         On December 31, 1997 the Company issued 138,889 shares to Messrs. Naddaff and Youngman for cash of $180,000 and warrants to purchase up to 1,250,000 shares of the Company's common stock for consulting and fundraising services valued at $1,883,000.

         In September 1997, the Company acquired all of the outstanding shares of Little King, Inc. by the initial issuance of 500,000 shares of its common stock.

         On October 8, 1997 the Company acquired all of the outstanding shares of Quality Franchise Systems, Inc. (Mountain Mike's Pizza) by the issuance of 120 shares of the Company's Series C preferred stock and 899,967 shares of the Company's common stock.

         On October 27, 1997, the Company issued 262,500 shares of its common stock to three persons for the acquisition of the 50% of the capital stock of Pastry Products not already owned by it.

         On December 4, 1997 the Company issued 187,266 shares of its common stock to Interfoods of America, Inc. to acquire SBK Franchise Systems, Inc., the franchisor of Sobik's sandwich restaurants.

         In November 1997, the Company issued 60,000 shares of its common stock in consideration with obtaining a $250,000 loan.

         In November 1997, the Company issued 800,000 shares of its common stock to two individuals for total consideration of $2,400,000 paid in the form of promissory notes with interest at 9.5% with interest and principal due in September 2000. At any time prior to September 2000, these individuals may require the Company to repurchase the 800,000 shares as consideration for the cancellation of the notes.

         On March 26, 1998 the Company issued 150,003 shares to shareholders of Quality Franchise Systems of a price of $2.9375 per share as part of the contingent share issuance agreed to at the time of acquiring QFS in 1997. On the same day 52,631 shares were issued to three shareholders of Seawest Corporation in connection with the acquisition of Seawest Subs. On May 18, 1998, 735,294 shares were issued to approximately 30 persons in connection with the acquisition of Li'l Dino Corporation. The transaction was approved at a state fairness hearing in March 1998 and was exempt from registration under section 3(a)(10) of the Securities Act of 1933. On April 29, 1998, 112,793 shares were issued to the Wertheim family for satisfaction of $277,404 of Little King debt.

         On February 9, 1998 25,000 shares were issued upon exercise of options at $.01 per share; the options had been issued to in connection with the acquisition of Seawest Subs. On February 9, 1998 the Company issued 11,550 shares of common stock to its franchising attorney for services of $30,319. On March 16, 1998 the Company issued 9,400 shares to one individual for services valued at $22,913 and 50,000 shares to another individual for services rendered valued at $121,875.

         On May 27, 1998 the Company issued 115,000 shares to one individual for consulting services valued at $251,563.

       Date                    Name                   Number               Exercise Price             Purpose
Jan. 6, 1997         Gulf Atlantic Publishing         375,000                   $.75                 Services
Apr. 2, 1997         Corporate Relations Group        150,000                    .75                 Services
Sept. 15, 1997       Corporate Relations Group        100,000                   2.81                 Services
Sept. 15, 1997       Corporate Relations Group        100,000                   3.37                 Services
Sept. 15, 1997       Corporate Relations Group        100,000                   3.93                 Services
Sept. 12, 1997         Olympus Capital, Inc.          100,000                   2.75                 Services
Sept. 12, 1997         Olympus Capital, Inc.          100,000                   3.50                 Services
Dec. 17, 1997           Naddoff & Youngman            375,000                   1.92                 Services
Dec. 17, 1997           Naddoff & Youngman            375,000                   2.56                 Services
Dec. 17, 1997           Naddoff & Youngman            375,000                   3.20                 Services
Dec. 17, 1997           Naddoff & Youngman            125,000                   3.84                 Services
Dec. 27, 1997           Christopher Swartz           1,000,000                  2.75                 Employee
Compensation

May 23, 1997                  Rudolf                  60,000                     .50            Deferred loan costs
May 23, 1997                  Larcomb                 60,000                     .50            Deferred loan costs
May 23, 1997                  Deegan                  60,000                     .50            Deferred loan costs
June 30, 1997                 H. Day                  100,000                    .01              Acquisition of
Seawest Sub
Sept. 30, 1997             Spelman & Co.              18,704                    3.08              Acquisition of
______                                                                                           Quality Franchise
                                                                                                   Systems, Inc.
Sept. 30, 1997     AB Laffer, VA Canto & Assoc.       13,500                    3.08              Acquisition of
______                                                                                           Quality Franchise
                                                                                                   Systems, Inc.
Oct. 27, 1997          R. Longley & P. Traux          37,500                      *

*  50% of mean of bid and ask on date of exercise.

         On August 3, 1998 the Company issued 500,000 shares to Bradley L. Gordon, and Michael Cronin and 300,000 shares to Richard Silverman for consideration of $1.3125 per share (the closing sales price of the Common Stock on that dat) paid in the form of promissory notes with interest at 9.5% with interest and principal due in August 2001. At any time prior to August 2001, these individuals may require the Company to repurchase the 1,300,000 shares as consideration for the cancellation of the notes.

         Except for sales noted as made under Rule 504, the above sales were made in compliance with Section 4(2) of the Securities Act of 1933. There were no public solicitations. As a condition to each of the above sales, the purchaser made representations as to its investment sophistication and consented to a placement of a restrictive legend on the certificate representing the securities.

Item 5. Indemnification of Directors and Officers

         As permitted under the Colorado General Corporation Law, directors and officers are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Colorado law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision. However, as a practical matter, equitable remedies may not be available in all situations and, there may be instances in which no effective remedy is available or can be timely obtained.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

                                                     PART F/S

         Financial Statements

         The following financial statements are included herein.

         JRECK Subs Group, Inc.

         Independent Auditors' Report
         Consolidated Balance Sheet at December 31, 1997
         Consolidated Statement of Operations for the Year Ended December 31, 1997 Consolidated Statement of Cash Flows for the Year Ended December 31, 1997 Consolidated Statement of Changes in Stockholders' Equity Notes to Consolidated Financial Statements

         Consolidated Balance Sheet at March 31, 1998
         Consolidated Statement of Operations for the three months Ended March 31, 1998 and 1997 Consolidated Statement of Cash Flows for the three months Ended March 31, 1998 and 1997 Consolidated Statement of Changes in Stockholders' Equity Notes to Interim Financial Statements

         Independent Auditors' Report
         Consolidated Balance Sheet at December 31, 1997, December 31, 1996 and 1995
         Consolidated   Statement  of  Operations  for  the  Nine  Months  ended
         September 30, 1997 and 1996 and for the Years Ended December 31, 1996 and 1995

         Consolidated Statement of Cash Flows for the Nine Months ended September 30, 1997 and 1996 and for the Years Ended December 31, 1996 and 1995 Consolidated Statement of Changes in Stockholders' Equity Notes to Consolidated Financial Statements


         L'il Dino Corporation
         Independent Auditors' Report
         Balance Sheet at October 31, 1997
         Statement of Loss and Retained Deficit for the year ended October 31, 1997 Statement of Cash Flows for the year ended October 31, 1997 Notes to Financial Statements

         Pastry Products Producers, LLC

         Balance Sheet at June 30, 1997 and December 31, 1996

         Statements of Operations and Stockholders' Equity for the Six Months ended June 30, 1997 and 1996 and for the Years Ended December 31, 1996 and 1995 Statement of Cash Flows for the Six Months ended June 30, 1997 and 1996 and for the Years Ended December 31, 1996 and 1995 Notes to Financial Statements

         Seawest Sub Shops, Inc.
         Independent Auditors' Report
         Balance Sheets at June 30, 1997 and December 31, 1996
         Statement of Operations for the Six Months ended June 30, 1997 and 1996 and for the Years Ended December 31, 1996 and 1995 Statement of Cash Flows for the Six Months ended June 30, 1997 and 1996 and for the Years Ended December 31, 1996 and 1995 Statement of Changes in Stockholders' Equity Notes to Financial Statements

         Quality Franchise Systems, Inc. and Subsidiary

         Independent Auditor's Report
         Consolidated Balance Sheets at September 30, 1997 and December 31, 1996 Consolidated Statement of Operations for the Nine and Three Months ended September 30, 1997 and 1996 Consolidated Statement of Cash Flows for the Nine Months ended September 30, 1997 and 1996 Notes to Consolidated Financial Statements

                                                     PART III

                  The following exhibits required by Item 601 of Regulation S-B are filed herewith:

         Exhibit No.       Document Description

         2. Plan of purchase, sale, reorganization, arrangement, liquidation or succession.
                  2.1 Agreement and Plan of Reorganization and Merger among Jreck Subs Group, Inc.,
                           Admiral's Fleet, Inc. and Quality Franchise Systems,
 Inc. ("Quality Agreement")
                  2.2      Amendment to Quality Agreement
                  2.3 Agreement between the Company and CHAI Enterprises, Inc. ("Hymie's Bagel Chain")
                  2.4      Stock Option Grants to acquire Seawest Sub Shops,
 Inc.

         3.       Articles of Incorporation and Bylaws
                  3.1.     Articles of Incorporation
                  3.2      Articles of Amendment changing corporate name
                  3.3 Articles of Amendment dated May 2, 1996 and filed May 7, 1996
                  3.4 Certificate of Correction to Articles of Amendment filed July 24, 1996.
                  3.5      Bylaws.  To be filed by Amendment

         10.      Material Contracts
                  10.1     Jreck Franchise Agreement.  To be filed by Amendment.

         21       Subsidiaries of the Registrant

                                                    SIGNATURES

         In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   August 10, 1998                          JRECK SUBS GROUP, INC.

                                                By:  /s/ Christopher M. Swartz
                                          President and Chief Executive Officer

Report of Independent Certified Public Accountants

To the Board of Directors
JRECK Subs Group, Inc.
Longwood, Florida

We have audited the accompanying consolidated balance sheet of JRECK Subs Group, Inc. as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JRECK Subs Group, Inc. at December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP
Orlando, Florida
May 8, 1998, except for Note 12 d),
  which is as of June 30, 1998



                                                                                                              Jreck Subs Group, Inc.
                                                                                                          Consolidated Balance Sheet



                                                                                                                    December 31,
                                                                                                                        1997
Assets

Current:
     Cash and cash equivalents                                                                                    $        427,420
     Accounts receivable - trade, net of allowance for
         doubtful accounts of $199,228 (Note 7)                                                                            391,567
     Current portion of notes receivable                                                                                   168,560
     Prepaid expenses (Note 2)                                                                                             730,811
     Total current assets                                                                                                1,718,358

Notes receivable                                                                                                           173,704

Property, plant and equipment, net (notes 3 and 7)                                                                       1,930,990

Goodwill, net of accumulated amortization of $1,190,184 (Note 4)                                                        11,521,526

Other assets:
     Covenants note to compete, net of accumulated
         amortization of $89,223 (Note 4)                                                                                  512,777
     Prepaid interest, net (Note 9)                                                                                        597,760
     Other                                                                                                                  34,097
     Total assets                                                                                                 $     16,489,212















                   See accompanying summary of accounting policies and notes to consolidated financial statements.




                                                                                                              Jreck Subs Group, Inc.

                                                                                                          Consolidated Balance Sheet



                                                                                                                    December 31,
                                                                                                                        1997
Liabilities and Stockholders' Equity

Current liabilities:
     Current portion of long-term debt (Note 7)                                                                   $      2,163,554
     Current portion of notes payable to related parties (Note 6)                                                          434,785
     Accounts payable                                                                                                    1,020,101
     Accrued liabilities (Note 5)                                                                                        1,196,130
     Liability to issue common stock (Note 4)                                                                            2,234,375
     Total current liabilities                                                                                           7,048,945

Long-term debt, less current portion (Note 7)                                                                            1,619,115
Notes payable to related parties, less current portion(Note 6)                                                             323,032
     Total liabilities                                                                                                   8,991,092

Redeemable common stock (Note 4)                                                                                           500,000

Commitments and contingencies (Note 8)

Stockholders' equity (Notes 4, 9 and 13):
     Series A Convertible Preferred Stock, $2 par value,
         700,000 shares  authorized,  600,000 issued and  outstanding  1,200,000
     Series B Convertible Preferred Stock, $2 par value,
         350,000 shares authorized, issued and outstanding                                                                 700,000
     Series C Convertible Preferred Stock, no par value,
         120  shares  authorized,   issued  and  outstanding  120,000  Series  D
     Convertible Preferred Stock, 2,500 shares authorized,
         none issued and outstanding                                                                                            --
     Common Stock, no par value, shares authorized
         50,000,000; 14.365.600 issued and outstanding                                                                  17,729,478
     Accumulated deficit                                                                                              (10,351,358)
     Less: Stock subscription receivable                                                                               (2,400,000)
Total stockholders equity                                                                                                6,998,120

Total liabilities and stockholders' equity                                                                        $     16,489,212



                   See accompanying summary of accounting policies and notes to consolidated financial statements.


                                                                                                              Jreck Subs Group, Inc.
                                                                                                Consolidated Statement of Operations

                                                                                                                     Year Ended
                                                                                                                    December 31,
                                                                                                                        1997
Revenues:
     Retail sales                                                                                                 $      1,310,205
     Franchise revenues                                                                                                  1,265,254
                                                                                                                         2,575,459
Operating costs and expenses:
     Cost of sales                                                                                                         552,940
     Operating expenses                                                                                                  3,758,657
     Consulting and investor relations                                                                                   4,492,664
     Goodwill writedown (Note 4)                                                                                           993,820
                                                                                                                         9,798,081
Operating loss                                                                                                         (7,222,622)
Other income (expense):
     Interest, net                                                                                                       (484,769)
     Other                                                                                                                  55,733

Loss before income taxes and extraordinary item                                                                        (7,651,658)

Income tax expense (Note 10)                                                                                             (389,957)

Loss before extraordinary item                                                                                         (8,041,615)

Extraordinary loss - early extinguishment of debt (Note 13)                                                              (862,029)

Net loss                                                                                                          (8,041,615)
Preferred Stock dividends                                                                                                 (57,506)

Net loss applicable to common stock                                                                               $    (8,961,150)

Weighted average number of common shares outstanding                                                                    10,807,267

Net loss per common share - basic and diluted:
     Loss before extraordinary item                                                                               $          (.74)
     Extraordinary item                                                                                                      (.08)

     Net loss per share                                                                                           $          (.82)

                   See accompanying summary of accounting policies and notes to consolidated financial statements.



                                                                                                              Jreck Subs Group, Inc.
                                                                                      Consolidated Statement of Stockholders' Equity



                          Common         Preferred Class A   Preferred Class B    Preferred Class CSubscriptionAccumulated Total


                     Shares    Amount   Shares     Amount     Shares   Amount    Shares    Amount      Notes    Deficit   Equity


Balance, January 1,
 1997                8,781,000$--        700,000  $1,400,000  350,000  $700,000   --       $--       $--    $  (1,390,208) $709,792

Conversion of preferred Class
  A to common stock         100,000   200,000     (100,000) (200,000)        --        --      --     --        --         --   --

Common stock issued for
  acquisitions     2,045,761 6,531,339        --        --         --        --       120   120,000        --        --  6,651,339

Options issued in connection
  with acquisitions         --        508,000   --        --         --        --        --        --        -- --         508,000

Stock issued for equipment  230,000   424,003   --        --         --        --        --        --        --   --       424,003

Conversion of debt to equity   445,000  1,307,029       --         --        --        --        --        --     -  --  1,307,029

Stock issued for payment of
  interest            50,000   146,857        --        --         --        --        --        --        --        --    146,857

Other stock sales  1,077,213 1,055,500        --        --         --        --        --        --        --        --  1,055,500

Stock sold for subscription
  notes receivable   800,000 2,400,000        --        --         --        --        --        --  (2,400,000)       --         --

Stock issued for services   229,360   805,048   --        --         --        --        --        --        --            805,048

Exercise of options         360,000   255,000   --        --         --        --        --        --        --            255,000

Issuance of options and
  warrants for services     --        3,301,302 --        --         --        --        --        --        --           3,301,302

Stock and options issued in
  connection with debt      60,000    795,400   --        --         --        --        --        --        --  --         795,400

Preferred stock dividend    --        --        --        --         --        --        --        --        --  (57,506)   (57,506)

Net loss                  --        --        --        --         --        --        --        --       --  (8,903,644)(8,903,644)



Balance, December
 31, 1997              14,178,334  $17,729,478 600,000$1,200,000 350,000  $700,000 120$120,000 $(2,400,000) $(10,351,358) $6,998,120


































                   See accompanying summary of accounting policies and notes to consolidated financial statements.



                                                                                                              Jreck Subs Group, Inc.
                                                                                                Consolidated Statement of Cash Flows
                                                                                                                     Year Ended
                                                                                                                    December 31,
                                                                                                                        1997
Cash flows from operating activities:
     Net loss                                                                                                     $    (8,903,644)
     Adjustments to reconcile net loss to net cash used:
         Amortization and depreciation                                                                                     506,742
         Writedown and goodwill                                                                                            993,820
         Bad debts                                                                                                         166,831
         Gain on disposal of equipment                                                                                     (2,365)
         Stock issued for interest expense                                                                                 146,857
         Stock and stock options issued as consideration for consulting
           and investor relations expense                                                                                4,038,249
         Extraordinary loss resulting from issuance of stock on retirement of debt                                         862,029
         Charge off of offering costs and deferred loan costs                                                               67,267
         Other                                                                                                            (36,595)
         Changes in assets and liabilities, net of assets and liabilities acquired:
           Increase in accounts receivable                                                                                (48,274)
           Increase in prepaid expenses                                                                                   (21,774)
           Decrease in deferred tax asset                                                                                  387,846
           Increase in accounts payable                                                                                    366,879
           Increase in accrued liabilities                                                                                 204,494
Net cash used in  operating  activities  (1,273,638)  Cash flows from  investing activities:
     Purchase of property and equipment                                                                                   (49,726)
     Net cash paid in connection with acquisitions                                                                       (408,417)
     Note receivable considered worthless                                                                                  104,141
     Advances made on notes receivable                                                                                   (246,497)
     Payments from notes receivable                                                                                         86,982
Net cash provided by (used in) investing  activities  (513,517)  Cash flows from financing activities:
     Proceeds from the sale of common stock                                                                              1,055,500
     Proceeds from exercise of stock options                                                                               255,000
     Proceeds from long-term debt                                                                                          840,758
     Payments on long-term debt                                                                                          (652,096)
     Proceeds from related party notes payable                                                                             792,748
     Payments on related party notes payable                                                                             (124,703)
Net cash provided by financing activities                                                                                2,167,207
Net increase in cash and cash equivalents                                                                                  380,052
Cash and cash equivalents, beginning of year                                                                                47,368
Cash and cash equivalents, end of year                                                                            $        427,420

                   See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                          Jreck Subs Group, Inc.

                                                  Summary of Accounting Policies

Principles of Consolidation:

     The consolidated financial statements include the accounts of JRECK Subs Group, Inc. and its wholly-owned subsidiaries ("the Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates:

     The preparation of financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents

     For financial presentation purposes, the Company considers those short-term highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Property and Equipment

     Property and equipment are stated at cost. Depreciation expense is provided using the straight-line method for financial statement purposes and accelerated methods for federal income tax purposes over the estimated useful lives of the various assets, generally 5 to 40 years.

Intangible Assets

Goodwill

     Goodwill represents the excess of cost over the fair value of net assets acquired and is being amortized on a straight-line method over 20 years. The realizability of goodwill is evaluated periodically for impairment events or if changes in circumstances indicate a possible inability to recover the carrying amount. When any such impairment exists, the related assets are written down to fair value.

Covenants Not to Compete

     Covenants not to compete are amortized straight-line over the estimated useful lives, ranging from three to six years.

Revenue Recognition

     Continuing franchise fee revenue is recognized as earned. Franchise fee revenue from an individual franchise sale is recognized when all material services or conditions relating to the sale have been substantially performed. Revenues from company-owned stores are recognized when received.

                                                         Jreck Subs Group, Inc.

                                                  Summary of Accounting Policies



Stock-Based Compensation

     Stock-based compensation is accounted for by using the intrinsic value based method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The company has adopted Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which allows companies to either continue to account for stock-based compensation to employees, or to adopt a fair value based method of accounting. The Company has continued with its current method of accounting in accordance with APB 25 for employees, but has made the required pro forma disclosures in accordance with SFAS No. 123.

Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1997.

     The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and equivalents, trade receivables, accounts payable and accrued expenses. Fair values were assumed to approximated carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's notes payable is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying value approximates the fair value of the notes payable.

Net Loss Per Common Share

     Effective December 31, 1997, the company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are computed similarly to fully diluted earnings per share. The Company's calculation for basic and fully diluted earnings per share is the same as the Company has a loss, and the impact of potential common shares is antidilutive. Potential common shares include 1,996,000 stock options, 1,250,000 warrants and 965,986 shares underlying the convertible preferred stock. All loss per share amounts for all periods presented have been restated to conform to the requirements of SFAS No. 128.

Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to

                                                          Jreck Subs Group, Inc.

                                                  Summary of Accounting Policies

temporary difference and carryforwards. Measurement of deferred income tax is based on enacted income tax assets being reduced by available tax benefits not expected to be realized.

Impairment of Long-Lived Assets

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," (SFAS No. 121") during 1997. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations and goodwill when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. The Company has not determined the impact that the adoption of these new accounting standards will have on its future financial statements and disclosures.

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the fain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 1999.

     Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2000 to affect its financial statements.

Risk and Uncertainties

     The primary uncertainty which the Company faces is its ability to locate knowledgeable franchises who also have the financial resources to successfully operate the stores. In addition, the Company needs to be able to identify appropriate locations for its new franchised stores. The company believes that it has taken the steps necessary to minimize these risks.

1.   Nature of Organization

     JRECK Subs Group, Inc., f/k/a/ Circa Media, Inc., (the "Company") was organized on July 19, 1995. On May 7, 1996, the company acquired 100% of JRECK Subs, Inc., a multi-concept franchisor of sandwich shops in the state of New York. For financial reporting purposes, the acquisition was accounted for as a reverse merger, whereby JRECK Subs, Inc. was deemed to be the acquiring entity. During 1997, the Company acquired various other franchisor companies located in various geographic locations throughout the United States (see Note 4). The company's headquarters are located in Longwood, Florida. The various franchise agreements are for terms ranging from 10 to 15 years and contain various renewal options.

     Currently, the company serves as the franchisor to approximately 288 stores operating under various tradenames. Franchise arrangements include a license to operate under the applicable tradename and generally provide for the receipt of initial fees, as well as continuing service fees and royalties based upon a percentage of sales. In addition, the Company offers guidance and assistance to the franchisees in areas such as product preparation, equipment purchasing, marketing, administrative support and employee training. In addition, the company owns and operates approximately 11 of the franchised stores.

2.   Prepaid Expenses

     Prepaid expenses are comprised of the following at December 31, 1997:



         Prepaid consulting fee                                                                  $          618,056
         Other                                                                                              112,755

                                                                                                 $          730,811


3.       Property and Equipment

         Property and equipment are summarized as follows:
                                                                                                               1997
         Land and building                                                                       $          370,000
         Machinery and equipment                                                                          1,707,064
         Office and computer equipment                                                                       64,744
         Vehicles                                                                                            82,135
         Leasehold improvements                                                                              41,457
                                                                                                          2,265,400
         Less accumulated depreciation                                                                    (334,410)
         Net property and equipment                                                              $        1,930,990

4.       Acquisitions

         During the year, the Company acquired seven entities through the purchase of assets or stock. The acquisition have been accounted for using the purchase method of accounting, and the results of the acquired businesses have been included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $13,061,710 and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years based on the expected future undiscounted operating cash flows of the related businesses acquired.

                  Chai Enterprises, Inc.

                  On June 19, 1997, the company, through its wholly-owned subsidiary, Leovera, Inc., acquired all of the bakery equipment of Chai Enterprises, Inc. ("Chai"). Chai is the franchisor of the Hymie's bagel restaurant chain located in Tampa, Florida. The purchase price of the Chai assets consisted of 289,500 shares of the Company's Common Stock, valued at $4.598 per share ($1,331,156) and $200,000 cash.

         The transaction was recorded as follows:



         Total consideration paid                                                                $        1,531,156
         Less, fair value of assets acquired                                                              (537,336)
         Excess cost of net assets acquired                                                      $          993,830

                  Seawest Sub Shops, Inc.

                  On June 30, 1997, the Company acquired all of the outstanding shares of Seawest Sub Shops, Inc. ("Seawest"). Seawest is the franchisor of sandwich restaurants in Seattle, Washington. The purchase price of Seawest was $150,000 cash. In addition, the Company entered into a noncompete agreement with the former shareholder valued at $502,000. Consideration for the agreement consisted of a $96,000 note payable and stock options valued at $4.06 per share ($406,000).

                  The transaction was recorded as follows:

                  Total consideration paid                                                       $          150,000
                  Less, fair value of assets acquired                                                     (231,281)
                  Liabilities assumed                                                                       976,106
                  Excess cost of net assets acquired                                             $          894,825

                  As noted above, options were granted to purchase up to 100,000 shares of Company Common Stock to the prior owners of Seawest. These options are exercisable at $.001 per share during an 18-month period between December 1997 and May 1999. Upon requests of the prior owner of Seawest, the Company is obligated to repurchase any exercised shares at the greater of fair market value of $3.25 per share over a mutually agreeable period of time which has not been determined. Subsequent to year end, 25,000 options were exercised.

                  Richey Enterprises, Inc.

                  On August 15, 1997, the Company acquired all of the outstanding common stock of Richey Enterprises, Inc. ("Richey"). Richey was the franchisor of the Georgio's sandwich restaurants located in Seattle Washington. The purchase price of Richey consisted of 93,794 shares of the Company's Common Stock, valued at $3.625 per share.

                  The transaction was recorded as follows:



                  Common stock issued in connection with acquisition                             $          340,000
                  Less, fair value of assets acquired                                                      (95,174)
                  Liabilities assumed                                                                       143,057
                  Excess cost of net assets acquired                                             $          387,883

                  The Company is obligated to reimburse the prior owners of Richey if the fair market value of the Company's Common Stock falls below 80% of its value on the original closing date. This contingency takes effect only if the prior owners of Richey transfer their shares to a third party during the first 30 days following the anniversary date of the closing.

                  Little King, Inc.

                  On August 31, 1997, the Company purchased the outstanding share of Little King, Inc., a franchisor of sandwich restaurants in Omaha, Nebraska. In addition to the purchase of the Little King shares, the Company purchased certain assets and assumed certain liabilities from a separate entity related by common ownership to the previous Little King Owners. These assets and liabilities represent company-owned stores. In addition, the Company entered into a noncompete agreement with the former shareholder valued at $100,000.

                  The purchase price of Little King and the company-owned stores was $3,825,000 as follows:


                  500,000 shares of Company Common Stock                                         $        1,531,250
                  700 shares of Company Common Stock (to be issued within 12 months)                      2,143,750
                  Cash paid                                                                                  50,000
                  Note payable                                                                              100,000
                  Total acquisition price                                                        $        3,825,000


                  The 1,200,000 shares of Company Common Stock were valued at $3.0625 per share.

                  The transaction was recorded as follows:


                  Total consideration paid                                                       $        3,825,000
                  Less, fair value of assets acquired                                                     (475,470)
                  Liabilities assumed                                                                     1,230,675
                  Excess cost of net assets acquired                                             $        4,580,205

                  Total consideration paid is subject to periodic adjustment based on the difference between the market value of the 700,000 shares of the Company's stock at date of acquisition until such time as the shares are issued. At December 31, 1997, goodwill and the liability to issue common stock decreased by $350,000 due to a decline in market value of the Company's stock. The obligation to issue the additional 700,000 shares is included in the "Liability to issue common stock" on the accompanying consolidated balance sheet.

                  In addition to the consideration shown above, the Company is contingently liable to the previous owners of Little King for up to 100,000 shares of Company Common Stock. The issuance of these shares is contingent upon Little King achieving $900,000 in continuing franchise fees or selling $400,000 of initial franchise fees during 1998. No provision has been provided for this contingency in the accompanying consolidated financial statements.

                  In addition, the Company must provided the prior owners of Little King the opportunity to repurchase Little King, based on a fair market value, as defined, if the quoted closing market price of Company Common Stock is less than $1.50 per share on the second anniversary of the closing of the acquisition.

                  Quality Franchise Systems, Inc.

                  On September 30, 1997, the Company purchased all of the outstanding shares of Quality Franchise Systems, Inc. ("QFS"). QFS is the franchisor of Mountain Mike's Pizza restaurants located in Northern California through a newly created wholly-owned subsidiary. The purchase price of QFS is summarized as follows:


                  Company Common Stock, 899,967 shares                                           $        2,643,653
                  Liability to issue common stock                                                           440,625
                  Company Series "C" Preferred stock, 120 shares                                            120,000
                  Options for 32,204 shares of Company Common Stock                                          23,000
                  Total acquisition price                                                        $        3,227,278

                  The Company's Common Stock was valued at $2.9375 per share. The Series "C" Preferred Stock is valued at its par value of $1,000 per share. The value of the stock options were computed using the market value at the date of grant.

                  The transaction was recorded as follows:


                  Total consideration paid                                                       $        3,227,278
                  Less, fair value of assets acquired                                                     (325,406)
                  Liabilities assumed                                                                     1,047,261
                  Excess cost of net assets acquired                                             $        3,949,133

                  The Company is contingently liable to the previous owners of QFS for up to 650,000 shares of Company Common Stock as a result of the following arrangements:

                  (1) A payment of up to an additional 500,000 shares based on the 1998 earnings of the Mountain Mike's division, as defined. Since this contingency is based on an uncertain future event, no purchase price adjustment was made in the accompanying financial statements.

                  (2) The contingency for the remaining 150,000 shares was based on the market price performance of the Company's Common Stock for the period of October 1, 1997 through January 31, 1998. Since the Company's stock did not meet the required price levels, a purchase price adjustment of $440,625 was made based on the fair market value of the Company's stock at the date of acquisition. In March 1998, the Company issued these shares in satisfaction of the obligation of this obligation.

                  Pastry Product Producers, LLC

                  On October 28, 1997, the Company acquired the remaining 50% interest of Pastry Product Producers, LLC ("Pastry"). Pastry is a bakery operation which primarily serves the JRECK restaurant franchisees. In 1996, the Company purchased a 50% investment in Pastry and accounted for it under the equity method. The balance sheet of Pastry as of December 31, 1997 and its results of operation for the period between the acquisition date of the remaining 50% ownership and year end has been consolidated in the accompanying financial statements. The Company's share of operations prior to the acquisition have been treated as a loss on equity investment and classified as such in the statement of operations.

                  The carrying value of the original 50% of Pastry was $743,984, consisting of 350,000 shares of $2 par Series "B" preferred stock, plus $43,984 in subsidiary equity earnings. The purchase price of the remaining 50% of Pastry is comprised of the following:



                  Company Common Stock, 262,5000 shares                                          $          658,594
                  Options for 37,500 shares of Company Common Stock                                          79,000
                  Other                                                                                      48,000
                  Total acquisition price of remaining 50% share                                 $          785,594

                  The Company's Common Stock was valued at $2.509 per share. The value of the stock options were computed based upon the market value at the date of grant.

                  The transaction was recorded as follows:



                  Total consideration paid                                                       $          785,594
                  Carrying value of initial 50% investment                                                  743,984
                  Less, fair value of assets acquired                                                     (669,738)
                  Liabilities assumed                                                                       269,697
                  Excess cost of net assets acquired                                             $        1,129,537

                  SBK Franchise Systems, Inc.

                  On December 4, 1997, the company purchased the outstanding shares of SBK Franchise Systems,
                  Inc. ("SBK"). SBK is the franchisor of the Sobik's sandwich restaurant chain in Central Florida.

                  The purchase price of SBK consisted of a note payable for $500,000, cash of $100,000 and 187,266 shares of the Company's Common Stock valued at $2.8125 per share ($526,686).

                  The transaction was recorded as follows:




                  Total consideration paid                                                       $        1,126,686
                  Less, fair value of assets acquired                                                      (90,342)
                  Liabilities assumed                                                                        89,963
                  Excess cost of net assets acquired                                             $        1,126,307

                  The prior owners of SBK have the right to require the Company to repurchase 187,266 shares at a purchase price of $2.67 per share. The Company is only required to repurchase a maximum of 37,453 shares in any six-month period commencing six months from the date of closing. The redeemable common stock purchase obligation is noncumulative and expires June 2000.

                  Pro Forma Financial Information (Unaudited)

                  The following summarized unaudited pro forma consolidated results of operation have been prepared as if the preceding acquisitions occurred at the beginning of 1997 and includes pro forma adjustments for interest, depreciation amortization:



                  Revenue                                                                        $        5,929,447
                  Net loss before extraordinary item                                             $      (9,066,438)
                  Loss from extraordinary item, net of taxes                                     $        (862,029)
                  Net loss                                                                       $      (9,928,467)
                  EPS - Basic and diluted:
                  Net loss before extraordinary item                                             $            (.73)
                  Net loss from extraordinary item, net of taxes                                 $            (.07)
                  Net loss                                                                       $            (.80)
                  Weighted average number of common shares outstanding                                   12,384,817

                  The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.

                  At December 31, 1997, the Company recognized a goodwill impairment charge of $993,820 related to the acquisition of Chai Enterprises. In determining the amount of the impairment charge, the Company developed its best estimate of the future operating cash flows attributable to the assets purchased. In the fourth quarter, the Company concluded that based on current market conditions, including the reduction in the number of franchises, the anticipated future cash flows indicated the recoverability of the goodwill was not reasonably. assured.

5.       Accrued Liabilities

         Accrued liabilities are comprised of the following at December 31, 1997:


                  Accrued consulting fees                                                        $          550,000

                                                                F-16




                  Deferred revenue                                                                          212,000
                  Accrued payroll and related                                                               122,962
                  Other                                                                                     311,168

                                                                                                $        1,196,130

6.       Notes payable to Related Parties

         Notes payable to related parties consist of the following:



                  Notes payable to  stockholder  bearing  interest at 9% monthly interest-only  payments  through  January  1999,  then monthly payments of $3,121,  including  principal and interest through its maturity in December 2008. The notes are unsecured.
                                                                                                 $          323,032

                  Note payable to stockholder, unsecured, bearing interest at 8%
                  payable in monthly interest-only payments until December 1998, at which time all remaining  unpaid interest plus principal is due.
                                                                                                 $          334,785

                  Note payable to stockholder bearing interest at 10% principal and accrued interest due upon demand. This note is unsecured.

                                                                                                 $          100,000
                  Total related party notes payable                                                         757,817
                  Less current portion                                                                    (434,785)
                  Long-term portion of related party notes payable                               $          323,032

                  Interest expense on the above related party debt totaled $38,854 during 1997.

7.       Long Term Debt

         Long term debt consists of the following:

         Year Ended December 31,                                                                               1997
                  Various uncollateralized notes payable, bearing interest at rates between 8% and 12% per annum, maturing between March 1998
                  and February 2002                                                              $          553,642

                  Convertible  notes  payable  bearing  interest  at 12.75%  per annum,  interest  payable  quarterly  and  principal due March
                  2000,  collateralized  by revenues  generated  from  franchise agreements,
                  convertible into Common Stock at $10.86 per share.                                        530,000

                  Note  payable to former owner of acquired  subsidiary  bearing interest  at  7%  per  annum,  interest  payable  monthly  and principal due in full in December 1998,  collateralized by all royalty
                  revenues generated by SBK, Inc.                                                           500,000

                  Uncollateralized   non-interest   bearing   debt   assumed  in
                  acquisition of Seawest,  principal  payable monthly in amounts of $4,000 until
                  paid in full.                                                                             348,000

                  Commercial paper, bearing interest at 10.5% per annum, interest and
                  principal due September 1998, notes are uncollateralized.                                 283,630

                  FDIC promissory notes bearing interest at 10% per annum, accrued
                  interest and principal due on demand, notes are uncollateralized.                         257,584

                  Uncollateralized notes payable, bearing interest at 15% per annum,
                  interest payable monthly and notes mature November 2004.                                  180,000

                  Uncollateralized  note payable,  net of  unamortized  original issue discount of $73,200,  bearing interest at 15% per annum, interest
                  payable monthly with principal due in March 1998.                                         176,800

                  Uncollateralized  note  payable,  bearing  interest at 10% per annum,  payable in weekly  principal and interest  payments of
                  $1,750  until April 17,  1998,  in which a balloon  payment of
                  $139,408 is due. The Company is in the process of  negotiating a modification of the terms
                  of the debt.                                                                              155,523

                  Uncollateralized  note  payable,  bearing  interest at 10% per annum,  payable in monthly interest and principal  payments of
                  $2,494 through
                  November 2004.                                                                            150,000


                                                                F-18




                  Bank note payable, bearing interest at 10.75% per annum, principal monthly in the amount of $500 plus accrued interest, collateralized
                  by equipment.                                                           138,435

                  Bank  note  payable,  bearing  interest  at  6.5%  per  annum, interest  payable  monthly  with  principal  balance due April
                  1998, guaranteed by
                  prior owner of Little Kings                                                               135,000

                  Bank  note  payable,  bearing  interest  at 10.5%  per  annum, interest and principal  payable monthly in the amount f $1,750 through  February 2002 with a balloon  payment of $107,444 due
                  March 2002, collateralized
                  by certain accounts receivable, inventory and fixed assets.                               124,111
                                                                                                          3,782,669
                  Less current portion                                                                  (2,163,554)
                  Total long-term debt                                                           $        1,619,115

                  Interest expense on long-term debt during 1997 amounted to $174,648.

                  The annual maturities of long-term debt and related party debt for the five years subsequent to year end are as follows:

                                                                    Long-              Related
                                                                     Term                Party
                                                                     Debt                 Debt                Total
                  1998                                   $      2,163,554    $         434,785   $        2,598,339
                  1999                                            192,683               39,636              232,319
                  2000                                            709,865               39,636              749,501
                  2001                                            216,533               39,636              256,169
                  2002                                             75,890               39,636              115,526
                  Thereafter                                      424,144              164,488              588,632
                                                         $      3,782,669    $         757,817   $        4,540,486

8.       Commitments and Contingencies

                  The Company leases office and store space under certain operating leases which expire through 2008. Certain of these leases have been entered into with a related party of the Company. Total rent expenses for the year ended December 31, 1997 was $222,305, of which $114,740 was allocable to the related party.

                  Future annual minimum lease payments due under these operating leases at December 31, 1997 are as follows:

                                                                  Related                Third
                                                                    Party                Party
                                                                   Leases               Leases                Total
                  1998                                   $        344,220    $          98,616   $          442,836
                  1999                                            185,820               83,616              269,436
                  2000                                            167,820               83,616              251,436
                  2001                                            167,820               26,916              194,736
                  2002                                            139,020               26,916              165,936
                  Thereafter                                      498,480               80,748              579,228
                                                         $      1,503,180    $         400,428   $        1,903,608

                  As mentioned in Note 4, certain of the acquisitions consummated during 1997 contained provisions for contingent payment of options or shares of Company Common Stock. In addition to these contingencies, the company was also contingently liable for certain consulting and investor relation services to third party advisors. The following summarizes the arrangements in which the Company is contingently liable for consulting and investor relation services.

                  In December 1997, the Company entered into an arrangement in which it was to receive certain advisory services on capital and earnings growth. As partial payment for these services, the Company is contingently obligated to provide warrants for up to 500,000 shares of Company Common Stock in the event the Company either raises $10,000,000 or achieves a total store level of 630 units within three years. The fair market value of these options at date of issuance was recorded as prepaid consulting expense of $512,500 as management believes the Company will achieve the 630-store level through acquisitions.

                  During the year, the Company entered into an agreement to have certain publishing services performed. The consideration for these services includes an obligation for the cash payment of $550,000 and options to purchase up to 300,000 shares of Company Common Stock at exercise prices ranging from $2.81 to $3.93 per share. The fair value of the options granted plus the $550,000 were recorded as a consulting expense.

                  Franchise Agreements

                  Under the terms of the various franchise agreements, the franchises are obligated for the payment of the following fees to the Company:

                           Franchise Fees

                           In  accordance   with  the  terms  of  the  franchise
                           agreements, the Company receives an initial franchise fee of $5,000 to $25,000.

                           Royalties

                           The Company receives royalties ranging from 3% to 5% of gross sales from the franchisees' operations of the restaurants.

                           Advertising Fund

                           The franchise agreements require the franchisees to contribute to an advertising fund based upon 2% to 4% of gross sales. The funds are maintained in separate bank accounts, and their use is restricted solely for advertising, marketing, and public relations programs and materials to develop the goodwill and public image of each of the respective franchises.

9.       Stockholders' Equity

         The following is a synopsis of significant transactions involving Company Common and Preferred Stock.

         (a) In 1996, the Company designated and issued 700,000 shares of Series A voting nonredeemable cumulative convertible preferred stock. The preferred stock is entitled to cumulative, preferential dividends at a rate of $.09 per share and is convertible into common stock at a conversion rate of one share of common stock for each preferred share. The stock is redeemable in liquidation at $2.00 per share. During 1997, the holders of Series A preferred stock converted 100,000 shares into 100,000 shares of common stock.

         (b) In 1996, the Company designated and issued 350,000 shares of Series B voting nonredeemable convertible preferred stock. The Series B preferred stock is entitles to receive noncumulative preferential dividends only when and as declared by the Board of Directors and is convertible into common stock at a conversion rate of one share of common stock for each preferred share.
                  The stock is redeemable in liquidation at $2.00 per share.

         (c) In September 1997, the Company designated and issued 120 shares of no par value Series C convertible preferred stock in connection with the acquisition of Quality Franchise Systems, Inc. The Series C preferred stock is entitled to cumulative dividends at a rate of $32.50 per share per quarter and is convertible into common stock ar a rate of 133.22 shares of common stock for each preferred share with a face amount of $1,000. The stock is redeemable at the option of the Company or in liquidation at a rate of $1,000 per share.

         (d) In December 1997, the company designated 2,500 shares of Series D convertible preferred stock. The Series D preferred stock is entitled to cumulative dividends at a rate of 8% of the face value per year and is convertible into common stock at a rate of 65% of the average market price of the common stock for five days immediately prior to the conversion date. The stock is redeemable in liquidation at a rate of $1,300 per share. As mentioned in Note 12 these shares were part of a private placement offering which occurred in January 1998.

         (e) During 1997, the Company acquired equipment valued at $424,003 in exchange for 230,000 restricted shares of common stock.

         (f) As described further in Note 13, the Company issued 495,000 shares of its restricted shares of common stock.

         (g) During 1997, the Company sold to accredited investors a total of 1,077,213 shares of the Company's freely-traded common stock at purchase prices ranging from $.53 to $2.25 per share in private transactions exempt from registration under applicable Federal securities laws. The Company collected proceeds of $1,055,500 in connection with these transactions. No offering costs were incurred as part of the transactions.

         (h) As mentioned in Note 13, the Company sold to an officer and a consultant 800,000 shares of restricted common stock for $3.00 per share (fair value) in exchange for subscription notes in the amount of $2,400,000. The subscription notes bear interest at 9.5% per annum and are due on or before September 2000. The officer and the consultant also retain the right to require the Company to repurchase the shares in exchange for cancellation of the notes throughout the three year note terms.

         (i) During the year ended December 31, 1997, the company issued 229,360 shares of restricted common stock, options to purchase 1,025,000 shares of common stock at exercise prices ranging from $.75 to #3.93, and warrants to purchase 1,250,000 shares of common stock at exercise prices ranging from $1.92 to $3.84 in connection with the compensation of certain consultants.
                  The weighted average fair value of the warrants is $1.51.
 The total expense recorded in
                  connection with the transactions amounted to $805,048 for the common stock based upon the market value at the date of issuance and $3,301,302 for the options and warrants based upon the market value at the date of grant.

         (j) During May 1997, the company borrowed $180,000 from three unrelated individuals and granted these individuals options to purchase 180,000 shares of common stock at $.50 per share as additional compensation for the loans. The stock options were valued at $649,000 which represented the market value at the date of grant. This amount was recorded as prepaid interest and is being amortized as interest expense over seven years based on the life of the loans.

                  During November 1997, the Company borrowed $250,000 from an unrelated company and granted 60,000 shares of restricted common stock. The common stock was valued at $146,400 based upon the market value at the date of issuance and was recorded as an original issue discount to be accredited over the life of the loan.

         (k) During 1997, two consultants and a lender exercised their options in exchange for 360,000 shares of Company Common
                  Stock. In connection with these transactions the Company received cash proceeds of $225,000.

         (l) In December 1997, the Board of Directors voted to retire all outstanding shares of treasury stock. As a result of retiring the treasury stock, the Company reclassified the outstanding $1,600,000 balance to common stock.

         The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for options issued to employees. Accordingly, no compensation cost has been recognized for options granted to employees at exercise prices which equal or exceed the market price of the company's common stock at the date of grant. Options granted at exercise prices below market prices are recognized as compensation cost measured as the difference between market price and exercise price at the date of grant.

         SFAS No. 123 "Accounting for Stock-Based Compensation." requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's employee stock options had been determined in accordance with the fair value based method prescribed in SFAS 123. The company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997; no dividend yield; an expected life of five years; expected volatility of 64% and risk-free interest rate of 6.0%.

         Under the accounting provisions of SFAS 123, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                                                                                     1997


         Net loss
                  As reported                                  $ (8,903,644)
                  Pro forma                                     $(10,058,644)

         Loss per share - basic and diluted
                  As reported                                  $       (.82)
                  Pro forma                                    $       (.93)



         A summary of the status of employee and nonemployee options as of December 31, 1997 and changes during the year ended on those dates are presented below:


                                                                         1997


                                                                                                          Weighted
                                                                                                           Average
                                                                                                          Exercise
                                                                                      Shares                 Price




                                                                F-23





Balance at beginning of year                                                              --                 $  --
  Granted                                                                           2,374,704                 2.11
  Less, options exercised during year                                                360,000                   .71
  Less, options expired during year                                                   18,704                  3.08



Balance at end of year                                                             1,996,000                  2.36



Options exercisable at year end                                                    1,996,000                 $2.36

Weighted average fair value of options granted
  during the year                                                                                            $1.62

         The following table summarizes information about options under the plan outstanding at December 31, 1997:

                                                   Options Outstanding                                   Options Exercisable


                                             Number  Weighted-Average                                  Number             Weighted-
Range of                                Outstanding        Remaining      Weighted-Average        Exercisable               Average
Exercise Prices                    at Dec. 31, 1997  Contractual Life       Exercise Price        at Dec. 31, 1997    Exercise Price



$.001 to 1.22                               482,500              6.6                 $ .57            482,500                 $ .57
$2.75 to 3.93                             1,513,500              2.6                  2.93          1,513,500                   2.93



                                          1,996,000              3.5                 $2.36          1,996,000                 $2.36



10. Income Taxes The components of net deferred income taxes consist of the following:

                                                                                                                          1997



                           Deferred income tax assets:
                              Net operating loss carryforwards                                                      $     1,470,000
                              Stock and stock options issued for services of debt                                         1,573,000
                              Other                                                                                          50,000



                           Gross deferred income tax assets                                                               3,093,000
                           Valuation allowance                                                                            3,093,000



                           Total deferred income tax assets                                                         $            --



                           The effect of deferred income tax liabilities are nominal and have been netted with deferred tax assets for financial statement disclosure purposes.

                           Unused net operating  losses for income tax purposes,
                           expiring in various  amounts from 2007 through  2011,
                           of approximately $3,870,000 are available at December
                           31,  1997  for  carryforward   against  future  year'
                           taxable  income.  Under  Section 382 of the  Internal
                           Revenue Code, the annual utilization of this loss may
                           be limited due to changes in  ownership.  A valuation
                           allowance has been offset  against the tax benefit of
                           these losses in 1997 due to it being more likely than
                           not that the  deferred  income tax assets will not be
                           realized.

                           Income tax expense represents the change in the estimated recoverability of the deferred tax asset.

11.      Supplemental Cash Flow Information

         Certain supplemental disclosure of cash flow information and noncash investing and financing activities for the year ended December 31, 1997 is as follows:

                                                                                                                          1997


                           Cash paid for interest during 1997                                                       $       144,283



                           Issuance of common stock in exchange for subscription receivable                               2,400,000
                           Capitalized franchise agreements were written off against deferred
                              revenue of the same value                                                                   2,294,041
                           Equipment classified as prepaid expense in 1996 was placed in service
                              in 1997 and reclassified to property and equipment                                              9,500
                           Equipment was purchased in exchange for common stock                                             424,003
                           Stock and stock options issued in exchange for consulting services                             4,106,350
                           Stock issued to pay down related party notes payable ($445,000) and
                              record extraordinary loss ($862,029)                                                        1,307,029
                           Stock and stock options issued in exchange for prepaid interest
                              ($649,000) and original issue discount ($146,400)                                             795,400
                           Conversion of Class A preferred to Common Stock                                                  200,000
                           Stock issued for payment of interest                                                             146,857
                           Equipment valued at $47,635 was sold in exchange for note receivable                              50,000



                           In  addition  to  the  above  non-cash   items,   the
                           following is a summary of non-cash transactions entered into for the acquisitions listed in Note 4:





                           Common stock and stock options issued                                                    $   (7,539,339)
                           Preferred Stock issued                                                                         (120,000)
                           Issuance of related party notes payable                                                        (100,000)
                           Issuance of long-term debt                                                                     (596,000)
                           Original 50% equity investments in wholly-owned subsidiary                                     (729,679)
                           Current year gain on equity investment                                                          (14,304)
                           Liability to issue common stock                                                              (2,234,375)
                           Miscellaneous accrued liability                                                                 (48,000)



                           Total non-cash consideration paid                                                           (11,381,697)



                           Accounts receivable acquired                                                                     353,459
                           Prepaid expenses acquired                                                                         60,029
                           Notes receivable acquired                                                                        121,248
                           Property, plant and equipment acquired                                                         1,644,402
                           Goodwill acquired                                                                             12,711,710
                           Other intangible assets acquired                                                                 636,097



                           Total non-cash acquisition of assets                                                          15,526,945



                           Accounts payable assumed                                                                       (643,821)
                           Accrued liabilities assumed                                                                    (389,500)
                           Long-term debt assumed                                                                       (2,268,739)
                           Related party notes payable assumed                                                            (434,771)



                           Total non-cash assumption of liabilities                                                     (3,736,831)



                           Net cash paid                                                                            $       408,417



12.      Subsequent Events
                           a)  Private Placement

                           In January 1998, the Company completed a private placement offering of Class D Convertible Preferred Stock. An aggregate of 2,500 shares of this issuance was sold for $2,500,000. The proceeds from this offering were substantially used to pay down existing long-term debt or to satisfy other obligations.

                           b)  Debt Conversion

                           In February 1998, the Company converted $277,404 of related party notes payable to 155,475 shares of Company Common Stock. These shares had a fair market value of $382,470 on the date of transfer.

                           c)  Acquisition

                           In March 1998, the Company acquired the assets of a franchisor of sandwich restaurants located in North Carolina. The acquisition price of this new entity was approximately $2,400,000. To satisfy the purchase price, the Company agreed to issue $2,000,000 of Common Stock and assume approximately $400,000 of debt. Upon completion of the acquisition, the Company issued 735,294 shares of its Common Stock having a market value of $2.72 per share.

                           d)  Series A and B Convertible Preferred Stock

                           On June 30, 1998, the holders of the shares of Series A and B convertible preferred stock converted the remaining outstanding shares into 950,000 shares of common stock.

13.      Related Party Transactions

                           Significant  related party  transactions and balances
not previously disclosed are as follows:

                           During the year, the Company's major shareholder incurred debt of $445,000 which was advanced directly to the Company. This debt was collateralized by the Shareholder's freely traded shares of Company Common Stock. The debt of the stockholder was subsequently satisfied by the Company through the issuance of 445,000 shares valued at $2.94 per share ($1,307,029)
                           of its own restricted Common Stock. These shares were issued directly to the note holders in return for the satisfaction of the original debt of the Company's major shareholder. An extraordinary loss on the early extinguishment of debt in the amount of $862,029 was recorded as a result of this transaction. In addition, 50,000 shares valued at $2.94 per share ($146,857) were issued, representing additional interest expense in connection with the retirement of debt.

                           The Company granted stock options for 1,800,000 shares of Common Stock to related parties during 1997. Options for 800,000 shares of Company Common Stock were granted to the Chief Operating Officer and a consultant. These options were exercised with a note receivable for $2,400,000, which was classified as a stock subscription receivable at year end. The remaining options, granted to the President and Chief Executive Officer, are exercisable at $2.75 per share until December 2000. The President has yet to exercise any portion of these options.



                                                       Jreck Subs Group, Inc.
                                                     Consolidated Balance Sheets
                                                March 31, 1998 and December 31, 1997

                                                               ASSETS

                                                                       March 31, 1998           Dec, 31, 1997
Current Assets:
     Cash & Cash Equivalents                                        $            439,554     $            427,420
     Accounts Receivable-Trade, net of
          allowance of $199,228                                                  300,039                  391,567
     Current Portion of Notes Receivable                                         100,000                  168,560
     Prepaid Expenses                                                            664,989                  730,811
          Total Current Assets                                                 1,504,582                1,718,358

Property & Equipment-Net

Other Assets:
     Notes Receivable                                                            549,555                  173,704
     Excess of Cost Over Fair Value of Assets
          of Net Assets Acquired                                              14,266,312               11,521,526
     Covenants Note To Compete & Other
          Intangible Assets                                                      527,707                  512,777
     Original Issue Discount                                                     586,280                  597,760
     Other                                                                        29,401                   34,097
          Total Other Assets                                                  15,959,255               12,839,864

Total Assets                                                        $         19,417,161     $         16,489,212



















                    The interim financial statements include all adjustments which, in the opinion of management, are necessary in order to make the financial statements not misleading.



                                                       Jreck Subs Group, Inc.
                                                     Consolidated Balance Sheets
                                                March 31, 1998 and December 31, 1997

                                                 LIABILITIES & STOCKHOLDERS' EQUITY


                                                                       March 31, 1998           Dec, 31, 1997
Current Liabilities:
     Current Portion of Long Term Debt                              $          1,448,625     $          2,163,554
     Current Portion of Notes Payable to
          Related Parties                                                        157,381                  434,785
     Accounts Payable - Trade                                                    955,194                1,020,101
     Accrued Expenses                                                            365,149                1,196,130
     Liability to Issue Common Stock                                           1,793,750                2,234,375
          Total Current Liabilities                                            4,720,099                7,048,945

Long Term Debt - Related Parties                                                 179,016                  323,032
           - Other                                                             2,031,502                1,619,115

Redeemable Common Stock                                                          500,000                  500,000

Stockholders' Equity:
     Preferred Stock - 952,620 Shares Outstanding                              4,520,000                2,020,000
     Common Stock Authorized -50 Million Shares
          - Issued 15.627 Million Shares                                      21,076,175               17,729,478
     Less Stock Subscription Receivable                                      (2,400,000)              (2,400,000)
     Accumulated Deficit                                                    (11,209,631)             (10,351,358)
          Total Stockholders' Equity                                          11,986,544                6,998,120

Total Liabilities & Stockholders' Equity                            $         19,417,161     $         16,489,212

















                    The interim financial statements include all adjustments which, in the opinion of management, are necessary in order to make the financial statements not misleading.




                                                       Jreck Subs Group, Inc.
                                                          Income Statement
                                                       March 31, 1998 and 1997


                                                                        Quarter Ended           Quarter Ended
                                                                       March 31, 1998          March 31, 1997
Revenues:
     Continuing Royalties                                           $            547,141     $             84,651
     Initial Franchise & Franchise Transfer Fees                                  50,700                        0
     Retail Store Sales - net                                                    531,597                        0
     Bakery Operations Sales - net                                               250,421                        0
     Other                                                                       175,441                        0
          Total Revenue                                                        1,555,300                   84,651

Costs Applicable to Sales & Revenue                                              308,542                        0
Selling, General & Administrative Expenses                                     1,803,602                  924,795
Interest                                                                          66,317                   18,936
Depreciation & Amortization                                                      194,880                    5,000
     Total Expenses                                                            2,400,341                  948,731

     Net Loss                                                       $          (845,041)     $          (864,080)

Weighted Average Common Shares Outstanding                                    14,465,764                9,150,873

Loss per Share                                                      $            (0.058)     $            (0.094)






















                    The interim financial statements include all adjustments which, in the opinion of management, are necessary in order to make the financial statements not misleading.



                                                       Jreck Subs Group, Inc.
                                                       Statement of Cash Flows
                                                           Quarters Ended
                                                       March 31, 1998 and 1997


                                                                        Quarter Ended           Quarter Ended
Operating Activities:                                                  March 31, 1998          March 31, 1997
Net Loss  $                                                                    (845,041)          $     (864,080)
Non-Cash Expenses Included in Net Income:
     Depreciation & Amortization                                                 194,880                    5,965
     Amortization of Prepaid Interest                                             11,480                        0
     Consulting Fees paid in Common Stock and Options                            197,317                  762,979
Adjustments to Reconcile Net Loss to Cash
     Provided (Consumed) by Operating Activities:
          (Increase) in Accounts Receivable                                       91,528                    (947)
          (Increase) in Prepaid Expenses                                          65,822                    3,601
          Increase in Accounts Payable & Accruals                              (895,188)                 (32,060)
     Cash Consumed by Operating Activities                                   (1,179,202)                (124,542)

Financing Activities:
     Proceeds From the Issuance of Preferred Stock (Common in '97)             2,067,490                  220,000
     Payment on Long Term Debt                                                 (597,196)                  (2,908)
     Proceeds of Long Term Debt                                                  200,000                        0
     Dividends Paid                                                             (13,232)                 (13,200)
Cash Generated by Financing Activities                                         1,657,062                  203,982

Investing Activities:
     Advances Made on Notes Receivable                                         (321,860)                 (82,344)
     Payments Collected on Notes Receivable                                       15,669                        0
     Acquisition of Equipment                                                   (42,700)                        0
     Cash Paid in Connection with Acquisitions                                 (116,835)                 (10,392)
Cash Expended on Investing Activities                                          (465,726)                 (92,736)

Net Increase (Decrease) in Cash                                                   12,134                 (13,296)
Cash & Cash Equivalents - Beginning                                              427,420                   47,628

Cash & Cash Equivalents - Ending                                    $            439,554     $             34,342









                    The interim financial statements include all adjustments which, in the opinion of management, are necessary in order to make the financial statements not misleading.

                                                       Jreck Subs Group, Inc.
                                          Notes to Interim Financial Statements

                                                           March 31, 1998


Note 1. The interim financial statements include all adjustments which, in the opinion of management, are necessary in order to make the financial statements not misleading.

Note 2. On March 22, 1998 the Company acquired the assets of Li'l Dino Corporation, a 43 unit sandwich shop franchisor located in North Carolina. The purchase price of $1,800,000 was paid by assuming $400,000 in debt and issuing 735,294 of the Company's common shares. The shares issued were valued at $2.72 per share and reflect the Company's policy of discounting by 30% in recognizing the shares' limited marketability due to restrictions on trading and holding periods in excess of one year. The acquisition has been recorded as follows:


          Total Consideration Paid                                                           $          1,400,000
          Fair Value of Assets Acquired                                                                  (15,000)
          Liabilities Assumed                                                                             400,000

          Excess of cost over net assets acquired                                            $          1,785,000

Note  3.  In  January  1998,  the  Company  completed  an  offering  on  Class D
Convertible Preferred Stock. The aggregate offering of 2,500 shares at $1,000/share or $2,500,000 was used to pay down existing long term debt and to fund current operations. $250,000 of the Company's debt converted to 250 shares of preferred D as part of this offering.

Note 4. In February, 1998 the Company converted $277,404 of related party debt to 112,783 shares of the Company's Common Stock.

                                                  Report of Independent Auditor




Board of Directors
Jreck Subs Group, Inc.
Watertown, New York

I have audited the accompanying consolidated balance sheet of Jreck Subs Group, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and stockholders' equity for the years then ended. The financial statements are the responsibility of the directors. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jreck Subs Group, Inc. as of December 31, 1996 and 1995 and the results of its operations, its cash flows and changes in stockholders' equity for the years then ended in conformity with generally accepted accounting principles.

January 22, 1997


Michael Cronin
Certified Public Accountants
Fairport, New York



                                               Jreck Subs Group, Inc.
                                             Consolidated Balance Sheet
                                                       ASSETS
                                                                        September 30,             December 31,
                                                                            1997                      1996
Current Assets:                                                          (unaudited)
Cash and Cash Equivalents                                            $            226,552     $              47,368
Royalty and Advertising Receivable                                                290,970                   146,685
Stock Subscriptions Receivable                                                     10,000                    10,000
Prepaid Expenses                                                                   20,948                    25,666
Area Development Fees                                                              49,357                         0
Inventory                                                                           4,858                         0
Loans Receivable                                                                  644,660                         0
Other Current Assets                                                                9,022                         0
        Total Current Assets                                                    1,256,367                   229,719

Investment in Unconsolidated Subsidiary
        (Note A and I)                                                            729,679                   729,679
Property & Equipment, Net of Accumulated
        Depreciation (Note A)                                                   1,714,021                    50,188

Goodwill, Net of Accumulated Amortization                                       4,914,477                         0

Other Assets (Note D)                                                           1,367,439                 2,812,294

Total Assets $                                              9,981,983                   $3,821,880
                                         LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Expenses                                             582,018                    15,580
Accrued Dividends                                                                  20,601                         0
Loans Payable (Note B)                                                          1,250,042                   736,012
Current Portion of Long Term Debt (Note C)                                         20,000                    20,000
        Total Current Liabilities                                               1,872,661                   771,592
Long Term Debt (Note C)                                                         2,514,661                    46,456
Deferred Income (Note D)                                                                0                 2,294,041

Stockholders' Equity:
Common Stock 12,248,834 and 8,781,000
  shares outstanding)                                                           3,279,178                   999,664
NonRedeemable Preferred Stock (Note F)                                          2,020,000                 2,100,000
Treasury Stock (8,000,000 shares of Subsidiary)                               (1,600,000)               (1,600,000)
Accumulated Deficit                                                           (2,497,331)                 (789,873)
        Total Stockholder's Equity                                              5,594,661                   709,791
Total Liabilities & Stockholders' Equity                             $          9,981,983     $           3,821,880
                                          See Notes to Financial Statements

                                                                F-46




                                               Jreck Subs Group, Inc.
                                        Consolidated Statement of Operations


                                                                   Nine Months Ended
                                                                     September 30,                     Fiscal Year Ended

                                                                1997               1996              1996               1995

      Net Sales (Note A)                                    $      594,453    $      392,258    $       557,738    $       435,639
      Costs and Expenses Applicable to
            Sales & Revenue                                        122,658            15,396             23,946             16,548

      Gross Profit                                                 471,795           376,862            533,792            419,091

      Provision for Doubtful Accounts Receivable                         0                 0                  0                137
      Selling, General & Administrative Expenses                   548,144           263,143            392,542            310,315


      Income (Loss) From Operations                               (76,349)           113,719            141,250            108,639

      Parent Share of Income (Loss) of Unconsolidated
            Subsidiary (Note A-4)                                   22,680                 0            (4,819)                  0

      Other Income:
            Gain Recognized on Extinguishment of Debt
              (Note C-2,3)                                               0            57,969            126,001            384,815
            Miscellaneous Income                                     3,531                 0                  0                  0

      Other Expense:
            Interest and Amortization                               79,928            92,925            186,800             85,544
            Loss on Disposal of Fixed Assets                         3,980                 0                  0                  0
            Write off Territorial Rights, Rent Guarantees
            & Other Payments (Note H)                                    0           120,000            126,082            128,978
            Costs Associated with Mergers and Acquisitions1,528,492          0                 0                  0


      Income (Loss) Before Income Taxes                        (1,662,538)          (41,237)           (50,450)            278,932

      Income Tax Expense (Benefit) (Notes E)                           349                 0           (10,973)            121,891


      Net Income (Loss)                                     $  (1,662,887)    $     (41,237)    $      (39,657)    $       157,041


      Loss Per Share                                        $       (0.17)    $       (0.01)    $          0.00    $          0.02


                                          See Notes to Financial Statements




                                               Jreck Subs Group, Inc.
                                        Consolidated Statements of Cash Flows

                                                                   Nine Months Ended
                                                                     September 30,                     Fiscal Year Ended


                                                                1997               1996              1996               1995
      Operating Activities:
    Net Income (Loss)                                       $  (1,662,887)    $     (41,237)    $      (39,657)    $       157,041
    Adjustments to Reconcile Net Income (Loss)
        to Cash Provided (Consumed) by
        Operating Activities:
           Depreciation and Amortization of
              Intangible Assets                                     72,945            89,164             14,518             21,763
           Write off of Intangible Assets                                0                 0                  0            128,978
           Loss on Disposal of Property & Equipment                  3,980                 0                  0                  0
           Interest in Income of Subsidiary                              0                 0              4,819                  0
           Adjustment for Tax Benefit of Net Operating
              Loss Carryover                                             0                 0           (11,135)            121,135
           Forgiveness of Debt                                           0                 0          (126,001)          (384,815)
           Issuance of common stock for services rendered        1,116,898                 0                  0                  0
        Changes in Operating Assets and Liabilities:
           (Increase) Decrease in Current Assets                 (942,997)          (83,195)          (104,576)           (13,300)
           Increase (Decrease) in Accounts Payable &
              Accrued Expenses                                      74,374         (364,443)             13,277           (19,301)


    Net Cash Provided (Consumed) by Operating Activities(1,337,687)       (399,711)         (248,755)          11,501

    Investing Activities:
    Purchase of Property & Equipment                              (18,673)                 0            (5,172)           (40,721)
    Other Investments Made                                               0                 0           (34,498)                  0
    Payment of Promissory Note Offering Costs                            0                 0           (14,786)           (70,710)
    Payment for Acquisitions, net of Cash Acquired               (331,984)                 0                  0                  0

    Net Cash Used in Investing Activities                        (350,657)                 0           (54,456)          (111,431)

    Financing Activities:
    Proceeds of Common Stock Offering net of Costs                 715,000           548,305            681,650                  0
    Increase (Decrease) in Debt                                  1,197,099         (126,130)          (281,914)            105,573
    Dividends Paid on Preferred Shares                            (44,571)          (26,400)           (54,800)                  0

    Net Cash Provided (Used) by Financing Activities             1,867,528           395,775            344,936            105,573

    Net Change in Cash                                             179,184           (3,936)             41,725              5,643
    Cash & Cash Equivalents at the Beginning of Period              47,368             5,643              5,643                  0

    Cash & Cash Equivalents at the End of Period            $      226,552    $        1,707    $        47,368    $         5,643




    Supplemental Disclosure of Cash Flow Information:


                                                                F-48




        Decrease in Series A Preferred Stock                $    (200,000)
        Increase in Common Stock                            $      200,000
        Acquisition of Equipment from the Issuance
           of Common Stock                                  $      500,000

    Schedule of Non-cash Investing and Financing Activity:

        Fair Value of Assets Acquired                       $    6,855,215
        Liabilities Assumed                                    (2,297,801)
        Fair Value of Common Stock Issued                      (4,225,430)


        Cash Paid, net of Cash Acquired                     $      331,984
































                                          See Notes to Financial Statements


                                               Jreck Subs Group, Inc.
                                    Statements of Changes in Stockholders' Equity
                                                                                                          Treasury
                                                                                                          Stock of     Retained
                                                                  Common Stock    Preferred Stock        Jreck SubsEarnings
                                                       Shares     Amount       Shares         Amount        Inc.       (Deficit)


    Inception July 14, 1995
    Issuance of Shares Aug. 1995 net of Offering
        Costs of $3,700                               1,100,000 $         0                                          $         0
    Net income December 31, 1995


    December 31, 1995                                 1,100,000           0                                                    0

    Issuance of Shares May 1996                       1,100,000      11,000
    Issuance of Shares May 1996 in Exchange for 100%
         of the common stock of Jreck Subs, Inc.      5,000,000     318,014                             $(1,600,000)
    Consolidated Retained Earnings of Subsidiary                                                                       (695,416)

    Issuance of Series A NonRedeemable Convertible
      Preferred Stock May 1996 in exchange for 100%
    of Jreck Subs, Inc. Series A Preferred Stock                                  700,000 $  1,400,000

    Issuance of Series B NonRedeemable Convertible
     Preferred Stock May 1996 in exchange for 100%
      of Jreck Subs, Inc. Series B Preferred Stock                                350,000 $    700,000

    Issuance of Shares pursuant to Section 504 Offering
      under Regulation D, June 1996, net of offering costs     1,536,000   648,150

    Issuance of Shares in Exchange for Cancellation of Debt    45,000      22,500

    Payment of Preferred Dividends                                                                                      (54,800)

    Consolidated net Loss Year Ended December 31, 1996                                                                  (39,657)


    December 31, 1996                                 8,781,000     999,664     1,050,000 $  2,100,000  $(1,600,000) $ (789,873)

    Issuance of Shares for Purchase of Equipment        230,000     535,000

    Conversion of Series A Preferred Stock to
                                       Common Stock     100,000     200,000       (100,000)    (200,000)
    Issuance of Shares for Services                     391,478   1,116,898

    Issuance of Shares                                  915,095     715,000

    Issuance of Shares for Acquisitions               1,831,261   4,105,430           120     120,000

    Payment of Preferred Dividends                                                                                      (44,571)

    Net Loss for the Nine Months Ended September 30, 1997                                                            (1,662,887)


    September 30, 1997                               12,248,834 $ 7,671,992       950,120 $  2,020,000  $(1,600,000) $(2,497,331)


                                        See Notes to Financial Statements

                                               JRECK SUBS GROUP, INC.
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  Summary of Significant Accounting Policies:

    1. The Company was organized April 25, 1994. Previous operations focus primarily on servicing 51 submarine sandwich shops (known as Jreck Subs) as the parent franchising organization. During 1997, the Company through a series of acquisitions purchased Hymie's Bagels, Little King Subs, Georgio's Subs and
Mountain Mike's Pizza and as of September 30, 1997 had approximately 250 restaurants of which 230 are franchised locations. The Company sells territorial rights and provides guidance and assistance to the franchisees in areas such as the preparation, packaging and sale of products; purchasing equipment, marketing and administrative support and conducting employee training.

    2. Revenue and Expense Recognition: Royalty revenue is recognized weekly as a percentage of franchise net sales. Expenses are charged to operations as incurred.

    3. Property & Equipment are recorded on the basis of cost. Depreciation is computed using either the straight-line method or double declining balance method over the estimated useful lives of the assets. Depreciation expense for the year ended December 31, 1996 was $14,518. Expenditures for renewals and betterments are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place. Details of the Property & Equipment are as follows:

                                                                            Sep 30, 1997  Dec. 31, 1996

        Machinery & Equipment                                               $    1,756,875   $       21,703
        Vehicles                                                                    63,175           58,591
                                                                                 1,820,050           80,294
        Less Accumulated Depreciation                                              106,029           30,106

        Net Property & Equipment                                            $    1,714,021   $       50,188

    4. Principles of Consolidation: Investments in affiliates that are 50% or less owned are accounted for by the equity method of accounting. This requires that the Company's share of the affiliate's net income be included in its income statement and that it carry its investment at cost plus its interest in undistributed net earnings.

    5. Goodwill: The Company classifies as goodwill the cost in excess of fair value of assets of the companies acquired in purchase transactions. Goodwill is amortized over periods ranging from 20 to 40 years.

B.  Notes Payable:

    A summary of the various obligations are as follows:

                                                                              Sep 30, 1997   Dec 31, 1996
        Promissory  Notes                                                   $      618,929   $      399,679
        FDIC                                                                             0          259,334
        Ed Mahar                                                                    57,008           76,999
        Commercial Paper                                                           314,680                0
        Noncompete Agreement                                                        72,000                0
        Other                                                                      187,425                0

          Total $                                                  1,250,042             $736,012

C.  Long Tern Debt:

        A summary of obligations is as follows:

        Description of Obligation:                                          Sep 30, 1997  Dec 31, 1996
        Convertible Notes Payable                                           $      530,000                0
        Due to Christopher Swartz (President)                                      549,677                0
        Iseman and Kane                                                            360,000                0
        Deegan Group                                                               180,000                0
        SRW, Inc.                                                                  100,000                0
        Sid Wertheim - Little King, Inc.                                           427,076                0
        First National Bank - Little King, Inc.                                    135,000                0
        Other Little King, Inc. obligations                                         70,603                0
        Georgio's obligations                                                      121,760                0
        Other                                                                       60,545           66,456
                                                                                 2,534,661           66,456
        Less Current Portion                                                        20,000           20,000
        Total Long Term Debt                                                $    2,514,661   $       46,456

The convertible notes payable of $530,000 bears interest at 12.75% payable quarterly and are due in April 2000. The notes are convertible into the Company's common stock at $11.82 per share.

D.  Other Assets:

    Deferred Offering Costs are the capitalized expenses incurred in connection with the Company's efforts to raise financing through the issuance of its 10.5% Promissory Notes. These expenses are amortized over the life of the notes, In 1996 the Company restate its Franchise Agreement to require an annual minimum franchise royalty payment for 10 years for all of its franchisees. The present value of these minimum payments has been imputed at 9% and reflected as Franchise Agreements in Other Assets and, correspondingly, Deferred Income under Other Liabilities. In 1997, the Company decided to not carry the present value of the minimum payments in Other Assets and Deferred Income.

    Description:                                                            Sep 30, 1997  Dec. 31, 1996
    Franchise Agreements                                                    $            0        2,294,041
    Deferred Offering Costs                                                              0           14,786
    Advances to Former Officer                                                     257,114          115,641
    Deferred Income Taxes (Note E)                                                 387,846          387,846
    Covenant Note to Compete                                                        96,000                0
    Other Intangibles                                                              586,848                0
    Miscellaneous                                                                   39,631                0
    Total                                                                   $    1,367,439   $    2,812,314

E.  Income Taxes:

    The net non-current deferred tax asset as presented on the accompanying balance sheets consist of the following deferred tax assets

                                                                              Sep 30, 1997   Dec 31, 1996
    Federal and State Deferred Income Taxes                                 $      387,846   $      387,846
    Less Valuation Allowance                                                             0                0
    Total                                                                   $      387,846   $      387,846


    The  corporations  have  net  operating  loss  carryforwards   available  of
$1,224,000 that may be used to offset future taxable income. These carryforwards begin to expire in the fiscal year ending December 31, 2005.

F.  Preferred Stock:

    On November 22, 1995 the Company concluded an exchange offer in which holders of the Notes Payable on the purchase of Treasury Stock would exchange their notes for the Company's Series A nonredeemable Preferred Stock. 700,000 shares were issued and the notes, together with accrued interest of $363,165 were retired. Each shares of the Preferred Stock is convertible, at the discretion of the Board of Directors, into one share of the Company's Common Stock. Dividends on the Series A Preferred Stock accrue and become payable weekly at the annual rate of 9 cents per share. The shares are nonredeemable. The Company also issued its Series B Preferred Stock in exchange for 50% of the voting common stock of its unconsolidated subsidiary (Note J). the rights and preferences of the Series B preferred shares are similar to those of the series
A. In July 1997, 100,000 shares of the Series A Preferred Stock was converted into 100,000 shares of the Company's Common Stock. In connection with the Company's acquisition of Mountain Mike's Pizza, it issued 120 shares of the Company's Series C nonredeemable Preferred Stock with a liquidation value of $120,000. Dividends on the Series C Preferred Stock are $130 per share per annum.

G.  Common Stock Offering:

    At December 31, 1996 the Company was actively engaged in a public offering of its common stock. The offering is exempt from S.E.C. registration under Rule 504 of Regulation D. As of December 31, 1996 the Company had received $768,000 in cash and issued 1,536,000 shares of its common stock. The offering was concluded in February, 1997 after receiving an additional $220,000 in cash.
All costs of the offering have been reflected as a reduction of the total amount received.

H.  Payment of Contingent Liability:

    In February, 1989, Jreck Subs, Inc. entered into an agreement to purchase four stores from HLS Enterprises, Inc. In November, 1989 these stores were subsequently resold to Bundeswehr, Inc. The sales agreement stipulated that all debt owed by Jreck Subs, Inc. to HLS would be assumed and become an obligation of Bundeswehr, Inc. In 1996 the Company paid $120,000 for full and complete satisfaction of this liability. This payment has been charged against revenues in the current period.

I.  Investment in Unconsolidated Subsidiary:

    In November, 1995 the Company acquired 50% of the voting common and 40% of the preferred shares of Pastry Product Producers, LLC. This company currently supplies the Jreck franchise stores with their baked goods and holds a 10 year contract to supply submarine sandwich rolls for Jreck Subs, Inc. The investment has been accounted for by the equity method (Note A). The Company also leases its office space from its subsidiary for $500/month under a 10 year lease agreement.

                                                    INDEPENDENT AUDITORS' REPORT



To the Stockholders and Board of Directors
Li'l Dino Corporation
Greensboro, North Carolina



We have audited the accompanying balance sheet of Li'l Dino Corporation (a wholly-owned subsidiary of Li'l Dino Management Corporation) as of October 31, 1997 and the related statements of loss and retained deficit and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentator. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Li'l Dino Corporation as of October 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

DIXON ODOM PLLC
CERTIFIED PUBLIC ACCOUNTANTS


January 15, 1998, except for Note E.
as to which the date is January 26, 1998



LI'L DINO CORPORATION
BALANCE SHEET
October 31, 1997


ASSETS

CURRENT ASSETS
        Cash                                                                              $                 48,361
        Royalties receivable                                                                                15,307


                 TOTAL CURRENT LIABILITIES                                                $                 63,668



LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
        Accounts payable                                                                  $                 29,808



                 TOTAL CURRENT LIABILITIES                                                                  29,808



CONTINGENCY (NOTE E)

STOCKHOLDER'S EQUITY
        Common stock, $1 par value, 1,000,000 shares
                 authorized 50,000 shares issued                                                            50,000
        Retained deficit                                                                                  (16,140)


                                                                                                            33,860



                                                                                          $                 63,668













See accompanying notes
                                                                F-56



LI'L DINO CORPORATION
STATEMENT OF LOSS AND RETAINED DEFICIT
Year Ended October 31, 1997


OPERATING REVENUE
        Franchise fees                                                                    $                 38,750
        Royalties                                                                                          410,198
        Franchise repurchase                                                                              (19,692)


                 TOTAL OPERATING REVENUE                                                                   429,256



OPERATING EXPENSES
        Management fee to parent                                                                           367,401
        Commissions                                                                                         73,844
        Other                                                                                                6,339


                 TOTAL OPERATING EXPENSES                                                                  447,584


                 LOSS FROM OPERATIONS                                                                     (18,328)

OTHER INCOME
        Interest income                                                                                      1,180


                 NET LOSS                                                                                 (17,148)

RETAINED EARNINGS,
BEGINNING OF YEAR, as restated (Note D)                                                                      1,008


                 RETAINED DEFICIT, END OF YEAR                                            $               (16,140)
















See accompanying notes
                                                                F-57




LI'L DINO CORPORATION
STATEMENT OF CASH FLOWS
Year Ended October 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss                                                                          $               (17,148)
        Adjustments to reconcile net loss to net cash provided by
          operating activities:
                 Franchise repurchase in exchange for cancellation
                   of note receivable                                                                       19,692
                 Change in assets and liabilities
                   Decrease in royalties receivable                                                          4,359
                   Decrease in notes receivable                                                              9,012
                   Increase in accounts payable                                                              4,365


                 NET CASH PROVIDED BY OPERATING ACTIVITIES
                   AND NET INCREASE IN CASH                                                                 20,280

CASH, BEGINNING                                                                                             28,081


CASH ENDING                                                                               $                 48,361



SUPPLEMENT SCHEDULE OF NONCASH INVESTING AND
        FINANCING ACTIVITIES
                 Note receivable written off against deferred franchise fees              $                  4,000


















See accompanying notes

LI'L DINO CORPORATION
NOTES TO FINANCIAL STATEMENTS
October 31, 1997


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The Company sells area and single location Li'l Dino sub shop franchises and provides assistance ad guidance to franchisees. At October 31, 1997, there are 43 franchised units operating in North Carolina, Virginia, South Carolina and Georgia.

Parent Company

The Company is a wholly owned subsidiary of Li'l Dino Management Corporation.

Franchise Fees

Revenue  from  sales  of  area  and  single  location  franchises  is  generally recognized when substantially all significant services to be provided to the area developer and franchisee have been performed. In situations where revenue from such sales is collectible over an extended period of time and collectibility is not reasonably certain, revenue is recognized on the installment method as amounts are collected.

Royalties

The Company receives ongoing royalties from franchised stores based upon a percentage of the stores sales. The royalties are recognized as revenue in the period the sales occur.

Income Taxes

The Company and its parent file a consolidated federal income tax return. Income taxes are allocated to the Company as if it were a separate taxpayer. Tax benefits from operating losses have been eliminated by allowances to reduce them to an amount likely to be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LI'L DINO CORPORATION
NOTES TO FINANCIAL STATEMENTS
October 31, 1997



NOTE B - RELATED PARTY TRANSACTIONS

The Company pays a management fee to its parent company. The amount of the management fee is determined solely at the discretion of its parent's management and may vary significantly from year to year.

The Company entered into an agreement with one of its area developers whereby the Company agreed to waive future unit franchise fees for up to two new units in exchange for the forgiveness of commissions due to the area developer for sales generated by units located in the developer's franchise area from April 28, 1997 through October 26, 1997. Commission expense in the amount of approximately $11,000 has not been recorded in the financial statements for the year ended October 31, 1997 in accordance with the terms of the agreement.

NOTE C - SUMMARY OF FRANCHISE SALES AND OPERATING UNITS

The following is a summary of franchise outlets for the year ended October 31, 1997:

                 Units in operation at November 1, 1996                                                         44
                 Area franchises sold                                                                            1
                 Area franchises repurchased                                                                   (1)
                 New units opened                                                                                6
                 Units closed                                                                                  (7)


                 Units in operation at October 31, 1997                                                         43

NOTE D - PRIOR PERIOD ADJUSTMENT

The retained earnings at October 31, 1996 have been decreased by a charge of $6.695 to report accounts payable for commissions due to an area developer not previously reported.

NOTE E - CONTINGENCY

The Company and its parent company (Li'l Dino Management Corporation) have jointly and severally guaranteed certain debt incurred by Triad Subs, Inc., an affiliated company, to an unrelated third party. Triad Subs, Inc. is an inactive corporation and does not have any assets available to satisfy this debt which amounts to approximately $135,000 at October 31, 1997, including unpaid interest that has accrued on the outstanding balance. On January 26, 1998, under the terms of the note agreement, the payee demanded immediate and full payment of all amounts due.

LI'L DINO CORPORATION
NOTES TO FINANCIAL STATEMENTS
October 31, 1997



NOTE E - CONTINGENCY (Continued)

Pursuant to the proposed sale of all the Li'l Dino Corporation common stock to an unrelated third party, the parent company has entered into an agreement with Li'l Dino Corporation indemnifying the Company against any losses incurred as a result of the Company's guarantee. In consideration of this indemnification agreement with its parent company, no liability has been recognized in the Company's financial statements at October 31, 1997 in conjunction with this guarantee.






























                                                   Pastry Product Producers, LLC

                                                            Balance Sheet
                                           June 30, 1997 and December 31, 1996 (Unaudited)

                                                                F-61






                                                               Assets

                                                                       June 30, 1997             Dec. 31, 1996

Current Assets:
      Cash                                                          $              3,264      $             3,326
      Accounts Receivable-Net                                                     81,317                   75,455
      Prepaid Expenses                                                                 0                    5,000

          Total Current Assets                                                    84,581                   83,781

Property and Equipment (Note A):
      Machinery and Equipment                                                    218,250                  218,250
      Delivery Vehicles                                                           13,180                   13,180
      Real Estate & Improvements                                                 184,502                  184,502

          Total Cost of Property and Equipment                                   415,932                  415,932

Less Accumulated Depreciation                                                  (105,113)                (105,113)

      Property and Equipment (Net)                                               310,819                  310,819

Other Assets:
      Organization Costs                                                           8,680                    8,680
      Capitalized Franchise Fees (Note D)                                      1,655,564                1,655,564

          Total Other Assets                                                   1,664,244                1,664,244

      Total Assets                                                  $          2,059,644      $         2,058,844






                                               See Notes to Financial Statements




                                                    Pastry Product Producers, LLC

                                                            Balance Sheet
                                           June 30, 1997 and December 31, 1996 (Unaudited)


                                                Liabilities and Stockholder's Equity


                                                                       June 30, 1997             Dec. 31, 1996

Current Liabilities:
      Accounts Payable                                              $              8,306      $                 0
      Current Portion of Long Term Debt                                           66,550                   49,834

          Total Current Liabilities                                               74,856                   49,834

Deferred Franchise Contract Income (Note D)                                    1,655,564                1,655,564
Long Term Debt (Note C)                                                                0                   26,550

Stockholders' Equity:
      Stockholders' Equity                                                       329,224                  326,896

Total Liabilities and Stockholder's Equity                          $          2,059,644      $         2,058,844


















                                               See Notes to Financial Statements



                                                   Pastry Products Producers, LLC

                                          Statement of Operations and Stockholders' Equity
                                         For the Six Months Ended June 30, 1997 and 1996 and
                                       the Years Ended December 31, 1996 and 1995 (Unaudited)


                                                    June 30, 1997   June 30, 1996   Dec. 31, 1996   Dec. 31, 1995

Sales
Cost of Sales:                                      $     454,989   $     185,595   $    708,296    $      93,784
    Materials and Supplies                                183,996          64,729        178,795           36,282


Gross Profit                                              270,993         121,866        529,501           57,502

Selling, General and
 Administrative Expenses                                  221,029         130,403        539,438           57,502


Income (Loss) Before Other
 Income and Income Taxes                                   49,964         (8,537)        (9,937)                0
Other Income:
    Gain on Sale of Equipment                                   0               0            300                0

Income (Loss) Before Taxes                                 49,964         (8,537)        (9,637)                0

Income Taxes (Note B)                                           0               0              0                0

Net Income (Loss)                                          49,964         (8,537)        (9,637)                0

Stockholders' Equity -Beginning of Year                   326,896         231,625        231,625                0
Capital Contributions
 net of Repayments                                       (47,636)               0        104,908          231,625


Stockholders' Equity - End of Year                  $     329,224   $     223,088   $    326,896    $     231,625










                                               See Notes to Financial Statements


                                                    Pastry Product Producers, LLC

                                                      Statements of Cash Flows
                                         For the Six Months Ended June 30, 1997 and 1996 and
                                       the Years Ended December 31, 1996 and 1995 (Unaudited)

                                                    June 30, 1997   June 30, 1996   Dec. 31, 1996   Dec. 31, 1995

Operating Activities:
    Net Income (Loss)                               $      49,964   $     (8,537)   $    (9,637)    $           0
    Adjustments to reconcile net
     income to net cash provided
     by operating activities:
        Depreciation and amortization                           0               0         38,294                0
        Changes in operating assets
          and liabilities:
           (Increase) Decrease in
             accounts receivable                          (5,862)         (9,301)       (75,455)         (13,288)
           (Increase) in prepaid expenses                   5,000               0        (5,000)          (4,000)
           Increase in current liabilities                 25,022          19,941              0            7,689

        Total Cash Provided by Operating
          Activities                                       74,124           2,103       (51,798)          (9,599)

Investing Activities:
    Purchase of equipment                                       0               0              0        (361,815)
    Payment of Organization Costs Filing
      Fees on Building                                          0               0       (10,811)                0
    Cash Received on Sale of Equipment                          0               0            157                0

        Total Cash Used in Investing
          Activities                                            0               0       (10,654)        (361,815)

Financing Activities:
    Increase in debt                                            0               0              0          375,176
    Capital Contributions From Stockholders
      (net of repayments)                                (47,636)           6,798        104,908                0
    Principal payments on long term debt                 (26,550)               0       (42,892)                0

        Total Cash Provided (Used) by
          Financing Activities                           (74,186)           6,798         62,016          375,176

Increase (decrease) in cash                                  (62)           8,901          (436)            3,762
Beginning cash                                              3,326               0          3,762                0

Ending Cash                                         $       3,264   $       8,901   $      3,326    $       3,762

Other cash flow information -Interest paid $15,023

 See Notes to Financial Statements




                                                    Pastry Product Producers, LLC

                                      Schedule of Selling, General and Administrative Expenses
                                              Year Ended December 31, 1996 (Unaudited)

                                                                                                    Year Ended
                                                                                                   Dec. 31, 1996

Commissions                                                                                      $         37,547
Delivery                                                                                                   37,008
Depreciation and Amortization                                                                              38,294
Insurance                                                                                                  14,490
Interest                                                                                                   15,023
Legal and Accounting                                                                                        2,176
Office and Miscellaneous                                                                                   17,464
Payroll and Fringe Benefits                                                                               274,739
Real Estate Taxes                                                                                           5,516
Repair and Maintenance (Facilities)                                                                        22,132
Sales Tax Portion of Lease Payments                                                                         4,886
Supplies                                                                                                   39,911
Telephone                                                                                                   4,222
Utilities & Water                                                                                          26,030


    Total Selling, General and Administrative Expenses         $        539,438


















                                               See Notes to Financial Statements

                                                  Pastry Product Producers, LLC

                                                   Notes to Financial Statements
                                                    Year Ended December 31, 1996


A.       Summary of Significant Accounting Policies:

         Property and Equipment. All property is stated at original cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related assets as follows:

                  Bakery Equipment                     7 years
                  Building & Improvements             39 years
                  Trucks                               7 years

         Depreciation expense is computed using IRS guidelines for the types of assets owned by the Company. For the year ended December 31, 1996 depreciation expense was $37,674.

B.       Income Taxes:

         In April of 1996 the Company converted its tax form of ownership from a "C" corporation to a Limited Liability Corporation (LLC). New York State as well as the U.S. Government taxes LLC's as partnerships. Partnerships, acting as a flow through entity, normally do not incur any income tax. Therefore no provision for income tax expense has been made.

C.       Long Term Debt:

         Long term debt consists of six separate financing arrangements made for the acquisition of (and secured by) a substantial portion of the Company's bakery equipment. Monthly payments total approximately $5,092. A summary of maturities is as follows:

                  Year Ended                                          Amount

                  December 31, 1997                           $       49,834
                  December 31, 1998                                   26,546
                  December 31, 1999                                        0

                    TOTAL                                     $       76,830

D.       Contract Values/Deferred Income:

         The Company has secured about 50 long term contracts for commitments of a minimum amount of rolls & bagels to be delivered over a 10 year period. The Company has computed the present value of these minimum deliveries over the 10 year period and reflected the corresponding value as an asset and deferred income on the balance sheet.

                                                            Cronin & Co.
                                                    Certified Public Accountants
                                                          12 Blandford Lane
                                                         Fairport, NY  14450



Board of Directors and Shareholders
Seawest Sub Shops, Inc.
Bellevue, WA

I have audited the accompanying balance sheet of Seawest Sub Shops, Inc. as of December 31, 1996 and the related statements of income, cash flows and stockholders' equity for the year then ended. The financial statements are the responsibility of the directors. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seawest Sub shops, Inc. as of December 31, 1996 and the results of its operations, in cash flows and changes in the stockholder's equity for the year then ended in conformity with the generally accepted accounting principles.

The December 31, 1995 financial statements were audited by other auditors, whose report dated March 22, 1996, state that the balance sheet and related statements of operations and cash flows as of and for the years then ended, were presented fairly and in conformity with generally accepted accounting principles applied on a consistent basis.

July 13, 1997


Cronin & Co.

Certified Public Accountants




                                                       SEAWEST SUB SHOPS, INC.
                                                           BALANCE SHEETS

                                                               ASSETS

                                                               June 30                    December 31,
                                                                1997                          1996

Current Assets:
  Cash and Cash Equivalents                                $     24,424                  $     11,421
  Receivables:
         Trade                                                   93,332                        69,290
         Employees                                                    0                             0
         Related Parties                                              0                             0
  Inventories                                                    76,262                         3,561
  Prepaid Expenses                                                5,000                         5,179
  Current Portion of Notes Receivable                             4,397                        59,265
         Total Current Assets                                   203,415                       148,716
Property & Equipment, Net of Accumulated
  Depreciation (Note A)                                          64,241                        64,241
Other Assets (Note B)                                           625,364                       598,059
Total Assets                                               $    893,020                  $    811,016

                                                 LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable   $                               95,365           $           146,118
  Deposits from Franchisees                                      11,750                         6,750
  Accrued Expenses                                  170,327                        31,470
  Jreck Subs                                                     54,000                             0
  Current Portion of Long Term Debt (Note C)                    138,700                       138,700
         Total Current Liabilities                              470,142                       323,038
Long Term Debt (Note C)                                         402,004                       402,004
Deferred Income (Note D)                                        100,000                       100,000
Contingent Liabilities (Note F)
Stockholders' Equity:
  Common Stock (No par value, 5,000,000 shares authorized
         2,271,000 shares outstanding)                          220,497                       220,497
  Retained Earnings (Deficit)                                 (299,623)                     (234,523)
         Total Stockholders' Equity                            (79,126)                      (14,026)
Total Liabilities & Stockholders' Equity                   $    893,020                  $    811,016







                                                       SEAWEST SUB SHOPS, INC.
                                                      STATEMENTS of OPERATIONS

                                                                  Six Months Ended            Fiscal Year Ended
                                                                      June 30,                  December 31,
                                                                1997           1996         1996              1995

Revenue (Note A):
         Initial Franchise Fees                           $           0   $     20,500    $     41,000    $    88,501
         Continuing Franchise Fees                              188,310        164,755         329,510        522,818
         Territorial Franchising Rights                               0         32,225          64,450              0
         Marketing Fees                                               0         47,350          94,700              0
         Marketing Co-op Rebates                                      0         37,792          75,583              0
         Sales Generated by Corporate Operated
           Sub Shops (Note G)                                   151,044         28,082          56,165        138,114
                 Total Revenues                                 339,354        330,704         661,408        749,433
Costs and Expenses Applicable to Sales Revenue:
         Commissions on Sale & Resale of Franchises                   0          6,811          13,622         29,281
         Marketing and Advertising Expenditures                       0         65,069         130,136        142,612
         Food Costs Applicable to Sub Shop
           Operations (Note G)                                   60,417         14,411          28,822         62,271
                 Total Costs & Expenses
                   Applicable to Sales                           60,417         86,291         172,580        234,164
Gross Profit                                                    278,937        244,413         488,828        515,269
Provision for Doubtful Accounts Receivable                           33              0          20,177         64,515
Selling, General & Administrative Expenses                      311,669        201,241         402,483        505,415
Income (Loss) From Operations                                  (32,765)         43,172          66,168       (54,661)
Other Income:
         Interest                                                 3,924         10,668          21,335         35,416
         Miscellaneous                                            1,750         24,027          48,056         36,099
         Gains on Resale of Reacquired Stores                         0              0               0         77,706
Other Expense:
         Interest                                                 5,009         11,281          22,562         50,305
         Amortization of Intangibles                             33,000         38,837          77,674         72,250
         Losses on Store Repossessions and
           Closures (Note G)                                          0         87,811         245,013              0
                 Total Other Income (Expense)                  (32,335)      (103,234)       (275,858)         26,666
Income (Loss) Before Income Taxes                              (65,100)       (60,062)       (209,690)       (27,995)
Income Tax Expense (Benefit) (Notes E)                                0              0               0              0
Net Income (Loss)                                         $    (65,100)   $   (60,062)    $  (209,690)    $  (27,995)






                                                       SEAWEST SUB SHOPS, INC.
                                                      STATEMENTS OF CASH FLOWS

                                                                  Six Months Ended            Fiscal Year Ended
                                                                      June 30,                  December 31,

                                                                1997           1996         1996              1995

Operating Activities:
   Net Income (Loss)                                      $    (65,100)   $   (60,062)    $  (209,690)    $  (27,995)
   Adjustments to Reconcile Net Income (Loss) to
   Cash Provided (Consumed) by Operating Activities:
      Depreciation and Amortization of
        Intangible Assets                                        33,000         33,000          82,201         72,250
      Write off Uncollectible Trade Accounts
        Receivable                                                   33              0          20,177              0
      Loss on Sub Shops Sold/Closed                                   0              0         245,013         67,175
      Expenses Recognized Through Issuance of
        Common Stock                                                  0              0               0          7,500
   Changes in Operating Assets and Liabilities:
      (Increase) Decrease in Accounts & Notes
        Receivable                                             (24,042)       (27,366)          62,933         45,619
      (Increase) Decrease in Other
        Current Assets                                         (17,654)         27,877           9,954         12,830
      Increase (Decrease) in Accounts Payable &
        Accrued Expenses                                        147,085       (20,212)          42,909       (37,326)

Net Cash Provided (Consumed)
   by Operating Activities                                       73,322       (46,763)         253,497        140,053

Investing Activities:
   Purchase of Property & Equipment                                   0              0        (28,070)       (30,431)
   Collections on Notes Receivable                                    0         16,806          82,962              0
   Increases on Notes Receivable                               (60,319)              0       (201,500)              0
Net Cash Used in Investing Activities                          (60,319)         16,806       (146,608)       (30,431)

Financing Activities:
   Payments on Long Term Debt                                         0              0       (105,213)      (108,847)
   Financing Proceeds                                                 0              0               0              0
Net Cash Provided (Used) by
   Financing Activities                                               0              0       (105,213)      (108,847)

Net Change in Cash                                               13,003       (29,957)           1,676            775

Cash & Cash Equivalents at the
   Beginning of Period                                           11,421          9,745           9,745          8,970

Cash & Cash Equivalents at the
   End of Period                                          $      24,424   $   (20,212)    $     11,421    $     9,745

                                               See Notes to Financial Statements





                                                       SEAWEST SUB SHOPS, INC.
                                            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             Common Stock

                                                               Shares                      Amount

                                                                                                  Additional          Retained
                                                                                  Paid-In           Paid-In           Earnings
                                                                                  Capital           Capital           (Deficit)

December 31, 1993                                                2,162,000    $            0    $       157,917    $       223,586

Issuance of Shares in Exchange for Cancellation of Debt             79,000                               45,080
Issuance of Shares in Exchange for Professional Services            15,000                                7,500
Net Loss December 31, 1994                                                                                               (220,424)


December 31, 1994                                                2,256,000                 0            212,997            (3,162)

Issuance of Shares in Exchange for Professional Services            15,000                                7,500
Net Income December 31, 1995                                                                                              (27,995)


December 31, 1995                                                2,271,000                 0            220,497           (24,833)

Net Loss December 31, 1996                                                                                               (209,690)


December 31, 1996                                                2,271,000                 0            220,497          (234,523)

Net Loss for the Six Months Ended June 30, 1997                                                                           (65,100)

June 30, 1997                                                    2,271,000    $            0    $       220,497    $     (299,623)









                                              See Notes to Financial Statements

                                                      SEAWEST SUB SHOPS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS




A.       Summary of Significant Accounting Policies:

1. The Company was organized December 30, 1985. Current operations focus primarily servicing is chain of franchised submarine sandwich shops (known as "Sub Shops") as the parent franchising organization. The Company sells franchise rights, primarily in and around the Seattle area, and provides guidance and assistance to the franchisees in areas such as the preparation, packaging and sale of products; purchasing equipment; marketing and administrative support and conducting employee training programs.

2. Revenue and Expense Recognition: Continuing franchise fee revenue is recognized quarterly, monthly or weekly and is charged to the franchisees at 5% of franchise net sales (a monthly or quarterly flat fee is required in agreements made prior to 1992). Initial Franchise Fee revenue is recognized upon the execution of the Franchise Agreement and is generally nonrefundable. In addition to the continuing franchise fees, franchisees are required to remit 2% of their sales in the form of a pooled marketing contribution. The Company has no "Trust Fund" obligation with respect to these funds and, accordingly, recognizes this form of revenue in the period in which the franchise obligation becomes due and payable. The Company also receives marketing incentives, in the form of rebates, from its major suppliers. Expenses, including advertising/marketing, are charged to operations as incurred.

3. Property & Equipment are recorded on the basis of cost. Depreciation is computed using either the straight-line method or double declining balance method over the estimated useful lives of the assets. Depreciation expense for the year ended December 31, 1996 was $4,527. Expenditures for renewals and betterments are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

B.       Other Assets:

         Other Assets consist of a 10 year covenant not to compete from former shareholders pursuant to a 1991 stock sale agreement (see note C-1). The covenant is amortized annually at a rate exactly equal to annual principal reductions in the corresponding obligations to the former shareholders as reflected in long-term debt; notes receivable on the sale/resale of its stores and a 5 year non-compete covenant arising from the acquisition of 7 stores in 1993. This covenant is being amortized over the 5 year period.

                                                      SEAWEST SUB SHOPS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS




                                                            June 30, 1997        Dec. 31, 1996
Description of Asset:


Notes Receivable                                          $     373,047          $    342,734
Less Valuation Allowance                                        124,379               124,739

Net Realizable Value of Notes Receivable                        248,668               217,995

Equipment Lease Security Deposits                                 9,981                 9,981

Corporate Covenant Not to Compete                               700,000               700,000
Store Covenants Not to Compete                                   58,369                58,369
Less Accumulated Amortization                                   362,021               329,021

Net Carrying Value of Non-Compete Covenants                     396,348                429,348

         Total Other Assets                                     654,997               657,324

Less Current Portion of Notes Receivable                         29,633                59,265

         Total                                            $     625,364          $    598,059


C.       Long Term Debt:

1. Due to Former Shareholders: On February 25, 1991 a stock purchase and sale agreement was executed between Messrs. Kane & Isemen (the former shareholders and sellers) and Mitchell Day (the current majority shareholder and purchaser). This agreement bound the Company to pay $700,000 over 10 years for a 10 year covenant not to compete from the former shareholders. The Notes are non-interest bearing and are secured by the pledged stock of the purchaser. Minimum payments over the 10 year period of the covenant are as follows:

         PERIOD                                           AMOUNT

         April 1, 1991 - March 31, 1996                   $ 4,000/Month
         April 1, 1996 - March 31, 2001                   $ 6,000/Month
         May 1, 2001                                      $ 100,000

2. Note Payable - Graham & Dunn: On March 26, 1996 the Company converted unpaid legal fees in the amount of $35,524 to an unsecured promissory note in the amount of $20,524. The note bears interest at 12% and is payable over 16 months commencing April 1, 1996.

                                                      SEAWEST SUB SHOPS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS




3. Note Payable - Sternfeld: Arising from the settlement of a lawsuit in 1993, the note is unsecured, payable in monthly installments of $1,000 and bear interest at 12%.

4. Notes Payable on Store Reacquisitions: The Company engages in the repossession, acquisition, reacquisition and resale of franchised Sub Shops Stores from time to time. As a result of this activity, the Company may be obligated to assume certain debts of the repossessed store or will incur an obligation upon the outright purchase of a Sub Shop Store. These notes are services by the Corporation during its term of ownership and may be secured by certain equipment or be unsecured. The capitalized costs associated with the acquisition of a store are reflected as an asset. Upon the subsequent sale or closure of a store, these costs are treated as a reduction in the total amount realized or as charge against earnings in the period the store is closed.

         A summary of obligations is as follows:

                                                            June 30, 1997         Dec. 31, 1996
Description of Obligation:

Due to Former Shareholders                                $     406,000          $    406,000
Graham & Dunn                                                    11,707                11,707
Sternfeld                                                        24,428                24,428
Payable on Store Reacquisitions                                  98,569                98,569

                                                                540,704               540,704
Less Current Portion                                            138,700               138,700

         Total Long Term Debt                             $     402,004          $    402,004

Five Year Maturities For Fiscal Years Ending December 31 Are As Follows:

         1997                                             $     138,700
         1998                                                    98,088
         1999                                                    78,837
         2000                                                    78,379
         2001                                                    79,056
         2002 and After                                          67,644

         Total                                            $     540,704




D.       Deferred Income:

                                                      SEAWEST SUB SHOPS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS




         In 1996 the Company sold territory franchise rights covering Japan. The contract calls for 3 annual installments of $50,000 each payable in November 1996, 1997 and 1998. Seawest has received the 1996 payment and recognized $50,000 as income on the 1996 financial statements. Management has elected to defer recognition of income on the balance until collection can be reasonably assured.

E.       Income Taxes:

         The Corporation has net operating loss carryforwards available of $317,690 that may be used to offset future taxable income. These carryforwards begin to expire in the fiscal year ending December 31, 2011. The deferred tax benefit arising from these loss carryforwards has been fully reserved.

F.       Leases, Commitment and Contingent Liabilities:

         The Company rents its current office space under a month to month agreement. Rent expense for the year ended December 31, 1996 was $17,628. In addition to its corporate offices, the Company pays rent on corporately owned and operated Sub Shops and make payments on store equipment leases while these stores are under corporate management. Store rent and equipment lease expense for 1996 was $33,156. The Company is also contingently liable for equipment & facility leases and rents as part of its franchise agreements.
Contingent future minimum lease payments are as follows:

         1997                                             $     213,376
         1998                                                   120,801
         1999                                                   121,672
         2000                                                   100,609
         2001                                                    50,146

                                                          $     606,604

         The Company is currently a defendant in several lawsuits and has 3 items in arbitration. Approximately 16 stores have asserted claims of franchisee discrimination under the Franchise Investment Protection Act and are seeking a recision of the franchise agreement along with damages in an unspecified sum. Settlement discussions are likely whereby all parties will agree to dismiss their respective claims without cost. Seawest is reviewing a $20,000 offer in settlement of a store lease guarantee claim of $34,222. The Company is also a defendant in several other legal actions regarding store lease breaches and guarantees aggregating in the amount of $364,795. Management is unable to estimate the amount of loss, if any, on these lease guarantees.

                                                      SEAWEST SUB SHOPS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS




G.       Franchises Sold, Purchased or Operated:

         During 1996 the Company wrote off the carrying value of 5 stores previously sold for a total amount of $242,045. These write offs were the result of store closures and the subsequent default on notes receivable. The Company resold 1 store in its inventory for $18,000 realizing a loss of $2,968. Seawest currently operates 1 store due to a foreclosure in July 1996. Summary operating results of franchisor operated stores for 1996 are:

         Sales                                            $      56,165
         Food Costs                                              28,822

         Gross Profit                                            27,343

         Operating Expenses                                      56,014

         Net Loss                                         $    (28,671)

                          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Quality Franchise Systems, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Quality Franchise Systems, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Quality Franchise Systems, Inc. as of December 31, 1995 and for each of the two years ended December 31, 1995, were audited by other auditors whose report dated March 26, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Quality Franchise Systems, Inc. and Subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Grant Thornton LLP
Sacramento, California
March 7, 1997


                                           Quality Franchise Systems, Inc. and Subsidiary
                                                     Consolidated Balance Sheet
                                        September 30, 1997 (Unaudited) and December 31, 1996

                                                               ASSETS
                                                                                         1997                1996

Cash                                                                              $   125,233         $   126,089
Royalties receivable, net                                                         114,028             160,792
Current portion of area development fees receivable                               10,795              25,991
Other current assets                                                                     8,040             25,110

Total current assets                                                              258,096             337,982

Interest-bearing deposit in bank                                                  0                   750,000
Notes and long-term royalties receivable, net                                     0                   24,481
Area development fees receivable, less current portion                            38,562              348,424
Deferred financing costs, net                                                     38,635              63,805
Franchising rights, contracts and trademarks, net                                 203,278             249,910
Merger costs (Jreck Subs Group, Inc.)                                             64,777              0
Investment in restaurant                                                          0                   45,001
Furniture and equipment, net                                                             9,622             41,840

                                                                                  $   612,970         $1,861,443

                                                LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                                             $   527,934         $   633,595
Current portion of notes payable                                                  6,667               26,545
Notes payable to shareholders                                                     172,850             312,850
Deferred franchise fees                                                               20,000              70,000

         Total current liabilities                                                727,451             1,042,990

Deferred area development fees                                                    74,500              424,500
Convertible notes payable                                                            530,000             530,000

         Total liabilities                                                        1,331,951           1,997,490

Shareholders' Equity (Deficit):
    Preferred stock ($.001 par value, 2,000,000 shares
        authorized, 545 shares issued and outstanding)                            1                   1
    Common stock ($.001 par value, 10,000,000 shares
        authorized, 353,650 shares issued and outstanding)                        354                 354
    Class B common stock ($.001 par value, 10,000,000 shares
        authorized, 2,229,496 and 2,464,100 shares issued and
        outstanding)                                                              2,229               2,464
    Additional paid-in capital                                                    1,859,472           2,588,845
    Accumulated deficit                                                           (2,581,037)         (2,563,003)
    Treasury stock, at cost, 73,204 shares                                                    0         (164,708)

         Total shareholders' equity (deficit)                                       (718,981)           (136,047)

                                                                                  $   612,970         $1,861,443


                                          See  notes to  consolidated  financial
statements.


                                           Quality Franchise Systems, Inc. and Subsidiary
                                                Consolidated Statement of Operations

                            For the Nine and Three Months Ended September 30, 1997 and 1996 (Unaudited)
                                                            Nine Month Ended                       Three Months Ended
                                                             September 30,                            September 30,


                                                          1997               1996                    1997               1996

Revenue:
    Franchise royalties                             $   905,337        $   848,897             $   315,787        $   311,776
    Initial franchise and transfer fees             160,260            111,000                 80,260             10,000
    Area development fees                           45,000             171,987                 (15,000)           (70,153)
    Vendor funds                                    229,850            101,496                 138,005            44,311
    Other                                            137,591             93,346               57,491                32,335

                                                    1,478,038          1,326,726               576,543            327,909

Expenses:
    General and administrative                      496,581            636,093                 157,846            233,430
    Restaurant servicing and area developer
        share of fees                               581,553            600,020                 208,269            246,042
    Area development expense                        43,125             364,664                 (23,079)           126,294
    Other                                               46,751             46,381                26,828               14,498

                                                    1,168,010          1,647,158               369,864            620,264

Operating income (loss)                             310,028            (320,432)               206,679            (292,355)

Other income (expense):
    Loss from operation and                         (84,010)           (23,807)                (8,361)            (23,807)
        disposition of restaurant
    Business expansion expense                      (98,630)           -                       (98,630)           -
    Interest expense                                 (92,430)           (121,247)               (32,642)           (33,332)

Net income (loss)                                   $   34,958         $ (465,486)             $   67,046         $ (349,494)

Preferred stock dividends                            (52,992)            (21,957)               (17,858)            (17,550)

Net income (loss) to common shareholders            $  (18,034)        $ (487,443)             $   49,188         $ (367,044)







                                          See  notes to  consolidated  financial
statements.


                                      Quality Franchise Systems, Inc. and Subsidiary
                                                  Statement of Cash Flows
                             For the Nine Months Ended September 30, 1997 and 1996 (Unaudited)








                                                                                   1997                 1996
Cash Flows from Operating Activities:
    Net loss                                                                 $  (18,034)         $(487,443)
    Adjustments to Reconcile Net Loss to Net
      Cash Provided by Operating Activities:
        Provision for uncollectible amounts and write-offs                   84,481              50,000
        Amortization of discount on non-interest bearing notes               27,514              31,823
        Amortization and depreciation expense                                61,176              49,198
        Increase in current and long-term royalties receivable               (13,236)            (80,076)
        (Increase) decrease in area development fees receivable              (24,942)            28,159
        (Increase) decrease in other current assets                          17,070              (26,999)
        Increase (decrease) in accounts payable and accrued                  (105,661)           11,970
expenses
        Increase (decrease) in deferred area development fees                -                   304,500
        Increase (decrease) in deferred franchise fees                         (50,000)            (25,000)

        Net Cash Used in Operating Activities                                (21,632)            (143,868)

Cash Flows from Investing Activities:
    Net increase (decrease) in interest-bearing deposit                      750,000             (800,000)
    Merger costs                                                             (64,777)
    Investment in restaurant                                                 45,001              (45,508)
    Sale (purchase) of equipment                                                17,674            (20,021)

        Net Cash Provided (Used) in Investing Activities                      747,898             (865,529)

Cash Flows from Financing Activities:
    Issuance (repurchase) of common stock                                    564,900             805,000
    Issuance of preferred stock for cash and conversion of
        notes payable, net of costs                                          -                   8,716
    Payments on notes payable                                                (22,222)            (22,222)
    Borrowings (repayment) of notes payable to shareholders                  (140,000)             90,000

        Net Cash Provided by (Used in) Financing Activities                  (727,122)           881,494

Net Increase (Decrease) in Cash                                              (856)               (127,903)

Cash at Beginning of Period                                                  126,089             193,848

Cash at End of Period                                                        $125,233            $  65,945



                             The  accompanying  notes  are an  integral  part of
these statements.

NOTE A - ORGANIZATION AND NATURE OF BUSINESS

     Quality Franchise Systems, Inc. (the "Company"), a Delaware corporation was formed on February 10, 1995. On February 15, 1995, the Company was merged with Q & S Management with the Company being the surviving entity. Shareholders of Q & S Management are now the shareholders of the Company. Quality Marketing Systems, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company. It commenced operations on June 5, 1996 and was formed to operate the Mountain Mike's Pizza restaurant in Boulder, Colorado which was subsequently sold in April 1997.



                                  Quality Franchise Systems, Inc. and Subsidiary

                                    Notes to Consolidated Financial Statements

                            September 30, 1997 (Unaudited) and December 31, 1996




     On April 1, 1996, the Company filed a Restated Certificate of Incorporation which increased its authorized shares of capital stock from 10,000,000 shares to 22,000,000 shares consisting of 2,000,000 shares of Preferred Stock, 10,000,000 shares of Common Stock and 10,000,000 shares of Class B Common Stock. All existing shareholders of the Company's capital stock at April 1, 1996 became shareholders of the Company's Class B Common Stock. In addition, at any time prior to July 2, 1996, each Class B Common Stock shareholder could convert each share of Class B Common Stock into 1.1 shares of Common Stock. The shareholders of Class B Common Stock are entitled to one vote per share and the shareholders of Common Stock are entitled to one-tenth of one vote per share. Shareholders for 321,500 shares of Class B Common Stock converted to 353,650 shares of Common Stock.

     The Company is a franchisor which enters into franchise agreements with various franchisees to own and operate pizza restaurants, within defined territories, under the name of Mountain Mike's Pizza. There are 75 and 71 franchised restaurants at September 30, 1997 and December 31, 1996, respectively. The Company also enters into agreements with area developers whereby the developer performs substantially all of the Company's obligations under the franchise agreement in exchange for a portion of the initial franchise fee and ongoing franchise royalties. These agreements generally provide for the area developer to open a specified number of franchises in each 12 month period in order for the agreement to remain in force.

     The Company is expanding into other national regions; however, the Company currently derives substantially all of its revenues from restaurants operating in the state of California.








NOTE B - SUMMARY OF ACCOUNTING POLICIES

     1.  Principles of consolidation

     The consolidated financial statements include the accounts of Quality Franchise Systems, Inc. and its wholly-owned subsidiary Quality Marketing Systems, Inc. All material intercompany accounts and transactions have been eliminated.

     2.  Use of estimates

                                  Quality Franchise Systems, Inc. and Subsidiary

                                    Notes to Consolidated Financial Statements

                            September 30, 1997 (Unaudited) and December 31, 1996





     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     3.  Revenue recognition

     Franchise  royalties  are  generally  between  4% and 5% of the  individual
     franchisee's   monthly  gross  sales  (i.e.,   sales  less  promotions  and
     discounts) and are recognized as income when earned.

     Initial franchise fees are recognized as income when the Company has completed substantially all of its obligations in opening the restaurant. Initial franchise fees are $20,000 to first time franchisees and $10,000 to existing franchisees opening another restaurant. Deferred franchise fees at September 30, 1997 and December 31, 1996 are $20,000 and $70,000,
     respectively, for unopened restaurants.

     Fees received in exchange for area development agreements are recognized as income when the Company has performed substantially all of the initial services required under the area development agreement and has no further obligations to perform services or refund any fees received from the developer. Fees for area development agreements which are dependent on the establishment of future franchises or for which collectibility is not reasonably estimable are deferred and recognized as income when received.





     4.  Amortization

     Amortization of franchising rights, contracts and trademarks (original amount of $559,824) is provided on a straight-line basis over ten years. Accumulated amortization at September 30, 1997 and December 31, 1996 is $356,546 and $309,914, respectively.

     5.  Income Taxes

     On June 5, 1996, the Company became a C corporation for purposes of computing corporate Federal and state taxes. Prior to June 5, 1996, the shareholders have elected to have the

                                  Quality Franchise Systems, Inc. and Subsidiary

                                    Notes to Consolidated Financial Statements

                           September 30, 1997 (Unaudited) and December 31, 1996




     Company taxed pursuant to subchapter S of the Internal Revenue Code which provides that, in lieu of Federal corporate income taxes, the shareholders recognize their proportionate share of the Company's taxable revenue and deductible expenses on their individual tax returns. For California state purposes a corporate tax is imposed on S corporations at the rate of 1.5% of taxable income.

     The Company utilizes an asset and liability approach in accounting for income taxes. This approach requires the recognition of the deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statements carrying amounts and tax basis of assets and liabilities. Deferred tax assets and liabilities are reflected as currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     6.  Reclassifications

     Certain amounts in the prior year's financial statements have been reclassified to conform to the presentation used in the current year.


NOTE C - CASH/INTEREST BEARING DEPOSIT IN BANK

     In connection with the issuance of the convertible notes payable in 1995, there were provisions which designated certain uses of the proceeds. One provision was to set aside one quarter's interest payment on the convertible notes payable (see note E). Another provision was to reserve funds sufficient for the amortizing payments on the Second Priority Note (see note D). Restricted cash at September 30, 1997 for the interest reserve and for the retirement of the Second Priority Note was $17,291 and $6,667, respectively. The savings account of $750,000 at December 31, 1996 was pledged as collateral for a personal loan of the Company's chairman (see note H).

NOTE D - NOTES PAYABLE

     Notes payable consist of a Second Priority Note in the original amount of $80,000. The Second Priority Note does not bear interest and is secured by the assets of the Company. The Second Priority Note is payable in 36 equal monthly installments with the last installment due in January 1998. The unpaid balance on the second priority note is $6,667 and $28,889 at September 30, 1997 and December 31, 1996, respectively. Unamortized discount at September 30, 1997 and December 31, 1996 is $0 and $2,344, respectively.

                                  Quality Franchise Systems, Inc. and Subsidiary

                                    Notes to Consolidated Financial Statements

                         September 30, 1997 (Unaudited) and December 31, 1996





NOTE E - CONVERTIBLE NOTES PAYABLE/CONVERTIBLE PREFERRED STOCK

     In 1995, the Company issued $1,025,000 of promissory notes in conjunction with the Company's private placement including the conversion of a $100,000 note payable to a shareholder (see note H). The promissory notes are due on March 24, 2000 and are secured by 22 specific franchise agreements of the Company. The promissory notes call for interest at 12.75% payable quarterly and are convertible into Class B Common Stock of the Company at $5.48 per share.

     The proceeds from the promissory notes less offering commissions and expenses were used to retire indebtedness associated with the Company's 1991 acquisition of the "Mountain Mike's Pizza" restaurant chain and for working capital purposes.

     In connection with the issuance of the convertible promissory notes, the Company granted the placement manager the right to purchase 18,704 shares of the Company's Class B Common Stock at a price equal to $5.48 per share at any time prior to December 5, 1997.

     In 1996, the Company offered its convertible note holders to exchange their notes for convertible preferred stock. The Company offered one share of its Series A preferred stock for each $1,000 principal of notes. The Series A preferred stock has a cumulative dividend rate of 13% and each $1,000 principal is convertible into 287.36 shares of the Company's Class B Common Stock or 316.09 shares of Common Stock. On June 5, 1996, 495 shares of the Company's Series A preferred stock were issued in exchange for $495,000 of promissory notes. In July 1996, the Company issued 50 shares of its Series A preferred stock for $50,000.




NOTE F - INCOME TAXES

     At December 31, 1996, the Company has accumulated net operating losses of approximately $370,000. These losses can be carried forward and applied against future income of the Company for federal and state income tax purposes. The net operating losses will begin to expire in 2011. Management has provided a valuation allowance for the net deferred tax asset due to their assessment that this asset will "more likely than not" not be realized.

               Deferred taxes at December 31, 1996 are as follows:

                                  Quality Franchise Systems, Inc. and Subsidiary

                                    Notes to Consolidated Financial Statements

                            September 30, 1997 (Unaudited) and December 31, 1996





                   Deferred tax assets:
                       Net operating loss carryforwards                               $   148,800
                       Accounts payable and accrued liabilities                       253,400
                       Franchise fees collected                                           28,000

                                                                                      430,200

                   Deferred tax liabilities:
                       Royalties receivable and other                                 (84,200)
                       Depreciation                                                       (3,000)

                                                                                        (87,200)

               Net deferred tax asset                                                 343,000
               Valuation allowance                                                    (343,000)


                                                                                      $            -



NOTE G - EMPLOYEE SAVINGS PLAN

     The Company has an employee savings plan in which any eligible employee may participate. The plan is a defined contribution plan 401(k) qualified under the Internal Revenue Code. The Company made no discretionary contributions to the plan in 1997, 1996 and 1995.


NOTE H - RELATED PARTY TRANSACTIONS

     In May 1995, the Company amended its personal services contract with a shareholder and the former president which contract was originally entered in September 1993. Under the terms of the amended contract, the Company engages the former president to provide consulting services to develop the "Mountain Mike's" Pizza restaurant chain and compensates the former president through a base monthly fee and a portion of certain other fees collected by the Company. For the years ended December 31, 1996 and 1995, the Company paid $84,000 and $109,733, respectively, to the former president under the personal services contract. In 1997, the Company and the former president mutually agreed to cancel the personal services contract.

     The Company had expended amounts and provided services to the former president and companies controlled by the former president. In April 1995, the Company and the former

                                  Quality Franchise Systems, Inc. and Subsidiary

                                    Notes to Consolidated Financial Statements

                           September 30, 1997 (Unaudited) and December 31, 1996



     president agreed that the total amounts due to the Company including those due from companies controlled by the former president was $164,708. In April 1995, the Company acquired 73,204 shares of Class B Common Stock owned by the former president at $2.25 per share for satisfaction of the amounts due to the Company by the former president.

     The Company has a month-to-month agreement with a shareholder to provide general consulting services to the Company. The Company paid the shareholder $84,000 in each of the two years ended December 31, 1996 for consulting services.

     Notes payable to shareholder of $172,850 at September 30, 1997 are payable to the president of the Company and bears interest at 10%. In connection with the merger of the Company with and into Admiral's Fleet, Inc., a Washington corporation (and wholly-owned subsidiary of Jreck Subs Group, Inc. ("JSGI"), the president accepted JSGI stock for satisfaction of this note.

     The Chairman of the Company personally obtained an $800,000 loan from a bank with which he acquired 230,000 shares of the Company's Class B Common Stock at $3.50 per share on June 4, 1996. The Company had pledged as collateral a $750,000 savings account for the Chairman's loan. In September 1997, the Chairman returned 161,400 shares of the Company's Class B Common Stock.

NOTE I - COMPANY-OPERATED RESTAURANT

     In June 1996, the Company's wholly-owned subsidiary, Quality Marketing Systems, Inc.
     began operating a restaurant in Boulder, Colorado which was sold in April 1997.

     From June 5, 1996 through December 31, 1996, the restaurant had a net loss of approximately $70,100. For the period January 1, 1997 until the restaurant was sold in April 1997, the restaurant had a net loss of approximately $77,400 which included the loss on disposition.